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As filed with the Securities and Exchange Commission on December 1, 2014

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARC GROUP WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Utah	3490	87-0454148
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
810 Flightline Blvd. Deland, FL 32724 (303) 467-5236 (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Jason T. Young
Chairman and Chief Executive Officer
ARC Group Worldwide, Inc.
810 Flightline Blvd.
Deland, FL 32724
(303) 467-5236
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Travis L. Gering Wuersch & Gering LLP 100 Wall Street, 10th Floor New York, NY 10005 Telephone: (212) 509-5050 Fax: (212) 509-9559	Donald J. Murray Covington & Burling LLP 620 Eighth Avenue New York, NY 10018-1405 Telephone: (212) 841-1000 Fax: (212) 841-1010

            Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value of $.0005 per share(2)	3,000,000	$12.11	$36,330,000	$4,221.55

Notes:

(1)
Estimated solely for purposes of calculating the amount of the registration fee. In accordance with Rule 457(c) of the Securities Act of 1933 (the "Securities Act"), as amended, the price shown is the average of the high and low selling prices of the Common Stock on November 25, 2014, as reported on NASDAQ.

(2)
Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2014

PRELIMINARY PROSPECTUS

3,000,000 Shares of Common Stock

ARC Group Worldwide, Inc.

        ARC Group Worldwide, Inc. is offering            shares of its common stock in this offering. Our common stock is listed on The NASDAQ Capital Market, or NASDAQ, under the symbol "ARCW." On                        , 2014, the closing sale price of our common stock as reported on NASDAQ was $        per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 12 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Offering proceeds to us, before expenses	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

        The underwriters expect to deliver the shares to purchasers in the offering on or about            . We have granted the underwriters an option for a period of 30 days to purchase an additional          shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $        , and the total proceeds to us, net of underwriting discounts but before expenses, will be $        .

Book-Running Manager

Brean Capital

The date of this prospectus is                        , 2014

        We are responsible for the information contained or incorporated by reference in this prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document, regardless of its time of delivery or of any sales of shares of our common stock. Our business, financial condition, results of operations or cash flows may have changed since such date.

 PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. This prospectus incorporates by reference our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the U.S. Securities & Exchange Commission (the "SEC") on November 12, 2014 (our "2014 Annual Report"), our Quarterly Report for the quarterly period ended September 28, 2014, filed with the SEC on November 12, 2014 (our "Quarterly Report"), our amended Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 28, 2014 (our "Proxy Statement"), and our current reports on Form 8-K, filed with the SEC on September 8, 2014, September 12, 2014, November 12, 2014 and November 12, 2014 (excluding any information "furnished" in such reports under Items 7.01 or 9.01) (our "Current Reports"). You should read this entire prospectus and should consider, among other things, the matters set forth under "Risk Factors" in this prospectus and our financial statements and related notes thereto incorporated by reference in this prospectus, before making your investment decision. Unless the context provides otherwise, all references herein to the "Company," "ARC," "we," "our" and "us" refer to ARC Group Worldwide, Inc. and its subsidiaries. We refer to certain subsidiaries as follows: Advanced Forming Technology, Inc. and AFT-Hungary Kft. (together "AFT", consisting of two operating units: "AFT-US" U.S. operations and "AFT-HU" Hungary operations); Advance Tooling Concepts, LLC ("ATC"); Quadrant Metals Technologies LLC ("QMT"); TeknaSeal LLC ("TeknaSeal"); FloMet LLC ("FloMet"); General Flange & Forge LLC ("General Flange"); 3D Material Technologies, LLC ("3DMT"); Thixoforming LLC ("Thixoforming") and ARC Metal Stamping, LLC ("AMS"), doing business as Kecy Metal Technologies ("Kecy").

Company Overview

        We are a leading, global advanced manufacturer and 3D printing service provider. We provide our customers with a holistic solution in precision metal and plastic fabrication, from prototyping to full run production. We differentiate ourselves from our competitors by providing custom, innovative solutions to improve speed-to-market for our customers.

        Our mission is to bring technology and innovation to traditional manufacturing, thereby benefiting from the elimination of inefficiencies currently present in the global supply chain. In particular, our focus is on accelerating the industry adoption of certain technologies, such as automation, robotics, software, and 3D printing, as well as providing innovative ways to streamline the manufacturing process, including rapid tooling and online instant quoting.

        The two key pillars of our business strategy are centered on the following areas:

  •
  Providing a Holistic Solution to Manufacturing Needs.  The metal and plastic fabrication industries are fragmented with single-solution providers. Given the inefficiencies of working with these groups, many manufacturers seek to reduce their supplier base by working with more scaled, holistic providers. Our strategy is to operate as a "one-stop shop" by offering a spectrum of highly advanced products, processes, and services across a variety of proprietary base materials, thereby delivering: (i) highly-engineered precision components with efficient production yields; and (ii) consolidated and streamlined supply chains via our holistic solutions.

  •
  Accelerating Speed-to-Market.  The traditional manufacturing process, which often includes an inefficient price-quoting system and time-consuming tooling and production, is subject to lengthy bottlenecks. We focus on reducing these inefficiencies through highly customized prototypes and small batch and short-run services, as well as seamless integration of proprietary technologies, such as online instant quoting, 3D printing, and rapid tooling, dramatically reducing the time and cost associated with new product development.

        We believe certain manufacturing processes are moving away from traditional low-cost production centers, given increases in global wages and the displacement of labor by technology. We believe this will further accelerate the adoption of technology, including automation, robots and artificial intelligence, as inefficient and legacy manufacturing paradigms are displaced by new and more efficient systems. We believe that U.S. manufacturing is poised for a significant rejuvenation as domestic production improves. We view these developments and the anticipated resurgence of U.S. manufacturing as a substantial growth opportunity for our Company.

        We continue to build our enterprise through scalable organic growth, by cross-selling new services to our customer base, and through vertical and horizontal acquisitions. In particular, we anticipate adding, through acquisitions, additional metal fabrication services in order to further consolidate the supply chain, cross-sell services into our respective customer bases, benefit from the implementation of operational best practices, and further expand our proprietary technologies. Overall, we are positioning ARC to have a substantial global customer base and product offering, in order to benefit from the technology disruption currently underway in manufacturing.

        Our key strengths are built upon core capabilities, including:

  •
  Metal Injection Molding ("MIM").  We are one of the largest and most sophisticated providers to the MIM industry. As a pioneer of MIM technology and driven by our proprietary feedstock, comprehensive material science understanding, and powder metallurgy experience, we have one of the most advanced MIM capabilities in the marketplace. We provide high-quality, complex, precision net-shape metal components to market-leading companies in numerous sectors, including the medical/dental, aerospace, defense and firearms, automotive, consumer durable, and electronic devices industries. Our process is highly automated, utilizing advanced robotics to ensure high levels of quality and efficiency.

  •
  3D Printing ("Additive Manufacturing" or "AM").  We offer a variety of 3D printing options, with an emphasis on metal 3D printing and rapid tooling. We believe the metal Additive Manufacturing sector to be one of the more financially attractive segments of the industry, in addition to having significant barriers to entry. Metal 3D printing, while a complex technology, is fundamentally similar to our MIM business. Our 3D printing capabilities enable us to offer rapid prototyping and short-run production, helping our customers improve their speed-to-market. Due to our existing customer base, metallurgy background, and tooling and injection molding capabilities, we believe we are one of the best-positioned companies to benefit from the growth of Additive Manufacturing.

  •
  Metal & Plastic Fabrication.  We also offer a number of specialty metal and plastic fabrication capabilities that enable us to provide our customers with a full suite of custom component products. Our specialty capabilities include magnesium injection molding, tool making, computer numerical control machining, precision stamping, plastic injection molding, hermetic seal assemblies, and fitting and flange manufacturing.

        Our mission and associated growth strategies are centered on these core capabilities in order to maximize organic revenue growth and cash flow.

Industry Overview

        We serve the global manufacturing industry as a provider of holistic development and production solutions. In particular, we manufacture highly-engineered, precision components for original equipment manufacturers ("OEMs") in the medical/dental, automotive, aerospace, defense and firearms industries, among others. While our manufacturing technologies continue to gain market acceptance, they currently represent a fractional share of the global manufacturing market.

        The manufacturing industries in which we compete are generally highly fragmented, consisting of many privately-held production companies worldwide and some publicly traded companies. We believe that this offers opportunities for consolidation, as many small, privately-held companies lack the financial resources to invest in the emerging technologies that are necessary to remain competitive.

        Manufacturing technology in our industry has been evolving significantly as a result of improvements in precision, greater ability to create more complex or precise objects, and an increasing variety of feedstock alternatives. We expect these trends to continue, and believe new technologies, including processing capabilities, advanced materials, and Additive Manufacturing advancements will enable us to create new and more efficient parts and services, thereby providing an excellent opportunity for long-term, future growth.

Key Industry Trends

        The global manufacturing industry is characterized by a number of evolving trends, several of which are summarized as follows:

  •
  Onshoring of Global Manufacturing to the United States and the Developed World.  U.S. manufacturing is poised to capture a growing portion of global manufacturing revenue as technological improvements, lower domestic energy prices, and the equalization of the wages of developing countries with domestic costs have established the United States as a desirable location for selected manufacturing operations.

  •
  Growth Opportunity in 3D Printing.  The Additive Manufacturing industry has begun to displace traditional manufacturing technologies, and we believe this trend is likely to accelerate. In particular, we believe the market for Additive Manufacturing will grow at a robust pace over the next several years, and that the industrial metal 3D printing service sector could outpace the growth in the overall AM industry.

  •
  Accelerating Pace of New Product Development.  As the landscape for global OEMs becomes increasingly competitive, our OEM customers face increasing pressure to launch both new products and new versions of existing products with greater frequency. In order to meet these objectives, our OEM customers seek to improve the supply of highly-engineered, high-quality parts and components as quickly as possible, enabling them to increase speed-to-market with their newest products on the shortest timetable possible. These customers are increasingly selecting suppliers largely on the basis of quality and speed of execution.

  •
  Demand for Efficient and Consolidated Supply Chain.  The existing supply chain offers opportunities for improvement as OEMs procure parts, components, and sub-assemblies from a fragmented universe of suppliers. This large supplier base requires our OEM customers to invest substantial time and capital in the coordination and management of their supply chains, with OEMs maintaining a large number of employees devoted solely to procurement and supply chain management. Additionally, the lead times necessary to fulfill OEM purchase orders often require anywhere from several weeks to months due to the time associated with tooling, testing, manufacturing, and shipping complex parts. Consequently, our OEM customers are seeking solutions that will achieve the following goals:

  •
  Reduced Lead Times.  Our OEM customers experience production bottlenecks in the quoting and quick-turn/prototyping phases of the production cycle. In order to reduce overall lead times, our customers are seeking technologically-enabled solutions that eliminate inefficiencies in their procurement process.

  •
  Rationalization of Suppliers.  Many of our customers have implemented company-wide initiatives to significantly reduce the complexity of their respective supply chains. In selecting their ongoing supply partners, these customers are seeking industry leaders that offer an established market presence, the ability to supply multiple parts/components and an established track record of supplying technologically-advanced, highly-engineered parts/components with rapid turnaround times.

Competitive Strengths

        Our competitive strengths include the following:

  •
  Leading Market Position in MIM, an Industry with High Barriers to Entry.  We believe we are one of the largest companies in the global MIM industry. Further, we believe our proprietary production processes, longstanding customer relationships, well-established industry reputation, and track record for quality products and services provide us with a competitive advantage over other market participants. Additionally, we have made a sizeable capital investment in MIM machinery, research and development, as well as the software and other complementary services necessary to maintain and grow our business. We believe there are a limited number of other market participants of comparable size and experience, with the vast majority of our competitors substantially smaller in size, scale, and expertise. We believe that the development of high-quality, commercially scalable MIM production would require any new competitors to invest significant capital and years of research and development before being able to commercially compete with us, thereby resulting in high barriers to entry for any new participants in the industry.

  •
  Leader in Metal 3D Printing Part Production.  Due to the complementary nature of the MIM process and metal 3D printing, we believe we are one of the few companies well-positioned to take advantage of the emerging metal 3D printing industry. Additive Manufacturing is still in its infancy, but the barriers to entry remain high principally due to the demands of properly scaling and building such a business. Experience working with metal powder and producing complex metal components is critical to making quality, production-capable metal 3D parts. We believe our experience and ancillary know-how are material competitive advantages. Further, ARC has already established the appropriate customer base, certifications, track record, and approved vendor qualification in order to establish and grow this business. Metal 3D printing is a core focus of our Company, and we believe we are aptly suited to scale that effort as the industry increases adoption of this technology.

  •
  Early Adoption of AM and Other Advanced Manufacturing Technologies.  We believe our adoption and implementation of AM and other advanced manufacturing technologies, such as robotics, RapidMIM, rapid tooling, and development of instant online quoting, are key competitive advantages in the fragmented market in which we operate. These technologies provide our customers with reduced order turnaround times and customized engineering solutions, while strengthening our customer relationships and enhancing our ability to market a broader and differentiated suite of products. We believe our capital investment and collective experience with these technologies would be difficult to replicate for smaller or limited product-suite competitors.

  •
  Differentiated Business Model.  We believe that our business model is highly differentiated from many of our competitors. Because we have generally manufactured some of the most critical and difficult-to-produce components for our customers' products, we have been able to expand the scope of products we offer to our customers to include other value-added services such as AM, plastic injection molding, and rapid tool making, among others. We believe our full-service solution represents a distinct competitive advantage in the marketplace and will increasingly become an even more important value differentiator going forward.

  •
  Blue Chip Customer Base in High Growth Markets.  Our customers include global leaders in high-growth industrial sectors in which they operate, and we believe these customers will continue to drive growth in our respective business lines for the foreseeable future. For many of our top customers, our business relationship exceeds 10 years. In several cases, our components have been incorporated into the design of our customers' products for many generations, which positions us advantageously for inclusion in future product launches. We expect our AM business to grow through demand from our existing customers as they become aware of the efficiencies and benefits of AM manufacturing solutions. As such, we expect to increase our "wallet share" within our existing customer base, capturing an increasing amount of customer spending through the continuation of improvements to our existing products and by cross-selling our Company-wide capabilities.

  •
  Significant Growth Opportunity with Strong Cash Flow Characteristics.  Our business has experienced strong growth historically, both through organic growth and strategic acquisitions. For the fiscal year ended June 30, 2014, our revenues increased 21.0% from the prior year period, comprised of 15.8% organic growth and 5.2% growth from acquisitions. We believe we are well-positioned given projected growth in our industry, as well as our efforts to capture increased market share. Additionally, we operate a high-margin manufacturing business that generates substantial operating cash flow, providing us with an internal source of capital to maintain and expand our businesses.

  •
  Lean Manufacturing and Operating Best Practices.  We manage our manufacturing operation on a decentralized basis, whereby each of our 10 operating subsidiaries is run by a General Manager ("GM"). Our GMs are experts in lean manufacturing, six sigma, automation, and general operating best practices. We have an orientation process whereby lean-manufacturing leaders groom our rising managers and mentor them on operating efficiency and excellence. These internal best practices are shared among our facilities and implemented when we acquire or initiate new operations.

  •
  Proven Track Record of Acquisitions and Integration.  We have successfully grown our business through both strategic acquisitions and organic growth. The strategic purpose of our acquisitions is to increase our access to potential customers, markets, and/or product capabilities. In August 2012, we acquired AFT, a leading provider of small precision metal components and integrated the company into our existing MIM business line, producing material operational and financial improvements. In April 2014, we acquired ATC and Thixoforming, and we expect to integrate and grow their respective businesses. In June 2014, we acquired substantially all the assets of the metal stamping companies Kecy Corporation and 4111 Munson Holding, LLC ("Munson"). We believe that our expertise in identifying and integrating acquisitions will enable us to grow more aggressively, strengthening our operating capabilities and generating accretive earnings for the Company.

  •
  Experienced Management Team.  Our Chairman and Chief Executive Officer, Jason T. Young, has been integral to the strategic direction and growth of our business since he joined our Company in 2008. Among other achievements, Mr. Young led the turnaround of the Company, taking it from an unprofitable business to the growing and profitable business it is today. Additionally, our Chief Financial Officer, Drew M. Kelley, who joined the Company in 2013 after a longstanding tenure in the financial services industry, contributes valuable expertise by providing our Company with financial oversight, strategic direction and complex corporate finance experience.

Business Strategy

        Our business strategy focuses on growing our revenues through the addition of new customers and by increasing our "wallet share" from existing customers through implementation of our technology and innovative solutions. As we continue to grow our business, we expect that our increased size and scale will translate into improved operating margins as we realize more favorable pricing terms from our customers and suppliers and by executing numerous lean manufacturing efficiencies. In order to achieve this growth plan, we are implementing the following strategic initiatives:

  •
  Provide Customers with Faster and Higher Quality Solutions.  We believe that a key competitive differentiator in our business is utilizing technology solutions to increase customers' speed-to-market. We believe our technology-enhanced service offerings, which include 3D printing, rapid tooling, and RapidMIM, can materially reduce lead times and produce greater manufacturing efficiency. In particular, our AM solutions can provide high-quality custom prototypes and operational modules within 24-to-48 hours at a substantially lower cost than competing technologies. Additionally, in early 2014, we announced the launch of our proprietary online instant quoting software system and introduced this system for our 3DMT business in August 2014. We expect this quoting system to open new markets and reduce customer lead times. In particular, we focus on engaging customers at the design phase of their product and endeavor to have them adopt our high-quality solutions throughout the entire manufacturing process, from prototype through large-scale commercial production, in order to create a more long term partnership.

  •
  Cross-Sell Products and Services Across Our Customer Base.  As we continue to offer new and complementary products and services across our Company, we are able to gain access to new customer bases. These new customers present us with opportunities to cross-sell our full suite of products and services. We believe that our customers value simplification of their supply chains by reducing the number of suppliers. Consequently, we have found cross-selling provides us with a compelling strategy for revenue growth, and we plan to continue to capitalize on cross-selling opportunities as we add products and services to our existing capabilities.

  •
  Expand Sales Force and Marketing.  We have a highly skilled, technically-focused sales force, which generally markets our products to the engineering members of our customer base. Each ARC sales representative is responsible for selling our complete suite of solutions to target customers. Traditional sales methodologies are supported and complemented by our online initiatives, as we have invested resources for improving our search engine optimization and marketing solutions. We believe that international markets present a compelling growth opportunity for our business and in 2014, we launched an international sales team.

  •
  Increase Market Penetration of 3D Technology.  We believe Additive Manufacturing, and in particular, metal 3D printing, can create growth opportunities in traditional manufacturing. Over the next several years, metal 3D printing should continue to displace traditional forms of metal fabrication. Given this significant opportunity, ARC has, and will continue to, make material investments in machinery and personnel in order to offer and expand this capability. At the same time, these AM capabilities, given their complementary attributes to our MIM business, should provide opportunities to accelerate the growth in the Company's traditional fabrication processes.

  •
  Continue to Pursue Accretive Acquisitions.  We intend to continue to pursue acquisitions that meet our core strategic and financial criteria. In particular, we seek companies that offer complementary products and services to our existing portfolio, while at the same time, provide us with access to new customer bases to cross-sell our existing solutions. We believe there are numerous potential acquisition targets that meet our targeted criteria, and we intend to continue to pursue such acquisitions in the future.

Our History

        Our Company was incorporated in the State of Utah on September 30, 1987. On August 8, 2012, we acquired Advanced Forming Technology, Inc. and AFT-Hungary kft., a leading provider of small precision metal components to a wide variety of industries. On the same date, we acquired all of the shares of Quadrant Metals Technology, LLC, whose subsidiaries provide high-quality fabricated metal components to some of the fastest growing industries, among them medical/dental devices, defense and firearms, electronic devices, and the fluid handling industries, including energy (oil, gas, power plants, et al.).

        On April 7, 2014, we acquired two companies, Advance Tooling Concepts, LLC and Thixoforming LLC. ATC is a leading plastic injection molding company, offering complete, turnkey plastic injection molding capabilities, as well as fully-staffed and equipped in-house molding and tooling expertise to customers in high growth markets, including the medical/dental device, electronic, consumer, defense and firearms industries. Thixoforming is a leading provider of magnesium injection molding, producing complex, high-density injection molding components from magnesium alloys. On the same date, we announced a $90.0 million debt refinancing transaction, which funded the acquisitions of ATC and Thixoforming and provided us with additional capital to pursue other acquisitions.

        On June 25, 2014, we acquired substantially all of the assets of Kecy Corporation and Munson. Kecy is a precision metal stamping company that also offers value-added secondary design and production processing. We acquired certain real property from Munson used in Kecy's operations. The acquisition allowed ARC to provide its customers with metal stamping applications in order to offer a more holistic solution and improve their speed-to-market.

        Everest Hill Group Inc. ("Everest Hill Group") has been our majority stockholder since 2008. Over its 35-year investment history, Everest Hill Group and its affiliated investment vehicles have invested in over 75 companies, including approximately several dozen portfolio companies.

Summary of Risks Related to Our Business

        An investment in our common stock involves a high degree of risk. These risks are summarized and more fully discussed in the "Risk Factors" section below. You should carefully consider these risks before deciding to invest in our common stock. These risks include, but are not limited to:

  •
  our substantial indebtedness under the Citizens Bank, N.A. Amended & Restated Credit Agreement (the "Citizens Senior Credit Facility") and the McLarty Capital Partners SBIC, L.P. Credit Agreement (the "McLarty Subordinated Credit Facility");

  •
  our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs;

  •
  our participation in markets that are competitive;

  •
  general economic and industry conditions;

  •
  our customer concentration and the loss of any one of these customers;

  •
  our ability to realize benefits from acquisitions;

  •
  our ability to retain our key personnel and to attract and integrate additional personnel;

  •
  our ability to maintain cost controls;

  •
  our majority stockholder Everest Hill Group's ability to control our common stock; and

  •
  other risks and uncertainties, including those listed under the caption "Risk Factors" in this prospectus.

Our Majority Stockholder

        After completion of this offering, our majority shareholder, Everest Hill Group, will own approximately      % of our Company's issued and outstanding shares of common stock. Everest Hill Group also owns a minority interest in Brean Capital, LLC ("Brean Capital"), an underwriter for this offering, and, therefore, Brean Capital and the Company are affiliated through common ownership. See "Conflict of Interest" below.

Conflict of Interest

        Our majority stockholder, Everest Hill Group, which will own approximately      % of the Company following the completion of this offering, also owns a minority interest in Brean Capital, an underwriter for this offering. Brean Capital does not own any common stock of our Company. In addition, Everest Hill Group has a business relationship with McLarty Capital Partners SBIC, L.P. ("McLarty"), with whom we have entered into the McLarty Subordinated Credit Facility, through Jason T. Young, our Chairman and Chief Executive Officer, in his capacity as a partner in an investment manager which serves as the advisor to a fund which has an economic interest in McLarty. Because we, McLarty and Brean Capital may be deemed to be under common control, a "conflict of interest" is deemed to exist within the meaning of FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121,            has agreed to act as the qualified independent underwriter for the offering. In that role,            has participated in the preparation of this prospectus and the registration statement of which this prospectus forms a part and has exercised its usual standards of due diligence with respect thereto. In addition, in accordance with FINRA Rule 5121, Brean Capital will not sell our common stock to a discretionary account without receiving written approval from the account holder. See "Underwriting—Conflicts of Interest."

Company Information

        Our Company was incorporated in the State of Utah on September 30, 1987. Our principal executive offices are located at 810 Flightline Boulevard, Deland, Florida 32724, our telephone number is (303) 467-5236 and our website is http://www.arcgroupworldwide.com. Information contained on, or accessible through, our website is not part of this prospectus, and such content is not incorporated by reference herein.

 THE OFFERING

Common Stock Offered:	Shares
Common Stock Outstanding after this Offering:	Shares(1)
Option to Purchase Additional Shares

We have granted the underwriters an option to purchase up to                        additional shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus.

Use of Proceeds:

We estimate that the net proceeds from our sale of shares of our common stock in this offering will be approximately $                    , or approximately $                    if the underwriters exercise their option to purchase additional shares in full, based on an assumed public offering price of $            per share, which was the closing price of our common stock on                    , 20    , as reported by NASDAQ.

We may be required to use a portion of the net proceeds from this offering for the repayment of debt under our Citizens Senior Credit Facility and our McLarty Subordinated Credit Facility which we incurred to finance our acquisitions of ATC, Thixoforming, Kecy and Munson, depending upon our pro forma leverage ratio at the time of the closing of the offering.

We intend to use the remaining net proceeds, if any, for general corporate purposes, which may include the acquisition of businesses or other assets that complement our business. See "Use of Proceeds."

Risk Factors:	See the section entitled "Risk Factors" beginning on page 11 for a discussion of factors to consider carefully before deciding whether to purchase shares of our common stock.
NASDAQ Symbol:	ARCW

(1)
The number of shares of our common stock to be outstanding immediately after this offering is based on                        shares of common stock outstanding as of                    , 2014 and gives effect to the issuance of                        shares of our common stock to be sold by us in this offering.

As of the date of this prospectus, we have no options or warrants issued or outstanding and we have no equity incentive plan in effect that could result in the issuance of any options or warrants or similar instruments.

Unless otherwise indicated, this prospectus assumes no exercise by the underwriters of their option to purchase up to                        additional shares of our common stock from us.

 SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The summary consolidated financial information set forth below for each of the years ended June 30, 2012, 2013 and 2014 has been derived from our audited consolidated financial statements. The summary consolidated financial information set forth below for the three months ended September 28, 2014 and September 29, 2013 has been derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the information set forth herein. Operating results for the three months ended September 28, 2014 are not necessarily indicative of the results that may be expected for the year ending June 30, 2015, or for any future period. ARC Group Worldwide is considered a smaller reporting company under the Securities Exchange Act of 1934 and is not required to disclose the summary consolidated financial data. We have elected to voluntarily disclose the financial information below as we believe it would be helpful to potential investors.

Consolidated Statement of Operations Data
(in thousands, except per share data)

				For the Three Months Ended,
	Year Ended June 30,
				September 29, 2013	September 28, 2014
	2012	2013	2014
				(unaudited)
Sales	$30,407	$68,486	$82,926	$18,400	$28,698
Gross profit	11,711	18,292	24,233	5,671	6,983
Selling, general and administrative expense	6,408	11,620	15,731	3,770	5,499
Merger expense	—	1,637	536	—	176
Income from operations	5,303	5,035	7,966	1,901	1,308
Income before taxes	4,981	4,326	7,155	1,696	385
Net income attributable to ARC Group Worldwide, Inc.	4,518	3,039	4,516	1,254	176
Net income per common share:
Basic and diluted	$0.45	$0.22	$0.31	$0.09	$0.01

Consolidated Balance Sheet Data
(in thousands)

		As of September 28, 2014
	June 30, 2014
		Actual	As Adjusted(1)
Cash and cash equivalents	$9,384	$7,312
Total assets	136,389	135,695
Total debt, including capital leases	83,023	85,955
Total liabilities	105,048	104,122
Total shareholders' equity	31,341	31,573

(1)
On an as adjusted basis to give effect to the sale of            shares of our common stock in this offering at an assumed offering price of $            per share, the midpoint of the range on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the use of proceeds there from us and the use of a portion of the estimated net proceeds to repay outstanding debt under the Citizens Senior Credit Facility and the McLarty Subordinated Credit Facility, which depends upon our pro forma leverage ratio at the time of the closing of the offering.

Other Data
EBITDA and Adjusted EBITDA
(in thousands)

				Three Months Ended
	Year Ended June 30,
				September 29, 2013	September 28, 2014
	2012	2013	2014
Net income attributable to ARC Group Worldwide, Inc.	$4,518	$3,039	$4,516	$1,254	$176
Interest expense, net	453	1,142	1,399	205	921
Income tax expense	—	722	2,411	386	153
Depreciation and amortization	725	3,393	4,385	898	2,311

EBITDA	5,696	8,296	12,711	2,743	3,561
Share-based compensation expense	—	—	701	701	—
Merger expenses	—	1,637	536	—	176
Other non-recurring expenses	—	—	351	—	286
Gain on bargain purchase	—	(381)	—	—	—
Gain on early extinguishment of debt	—	—	(578)	—	—

Adjusted EBITDA	$5,696	$9,552	$13,721	$3,444	$4,023

        Earnings before net interest expense, tax expense and depreciation and amortization expense ("EBITDA") and Adjusted EBITDA are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net income as indications of financial performance or as alternatives to cash flow from operations as measures of liquidity. There are limitations to using non-U.S. GAAP financial measures, including the difficulty associated with comparing companies in different industries that use similar performance measures whose calculations may differ from ours.

        EBITDA and Adjusted EBITDA are key measures used in internal operating reports by management and our Board of Directors to evaluate the performance of our operations and are also used by analysts, investment banks and lenders for the same purpose.

        We believe that the presentation of EBITDA and Adjusted EBITDA enables a more consistent measurement of period to period performance of our operations. EBITDA excludes interest income, interest expense and income taxes because these items are associated with our capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which are not indicative of future capital expenditure requirements.

        Adjusted EBITDA further adjusts EBITDA to exclude (i) equity based compensation expense as this was a non-recurring grant made to our chief executive officer as an inducement to accept the position; (ii) merger expenses are non-recurring costs incurred to effect acquisitions, such as advisory, legal, accounting, consulting and other professional fees; (iii) other non-recurring expenses were costs incurred reduce excess workforce and professional fees resulting from our acquisitions and financing activities; (iv) gain on bargain purchase was negative goodwill resulting from the reverse merger of ARC and QMT; and (v) Gain on extinguishment of debt is a result of the redemption of the Company's convertible note in connection with the Company entering into a new credit agreement.

        We use EBITDA and Adjusted EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of our overall assessment of our performance and we do not place undue reliance on measures as our only measures of operating performance. EBITDA and Adjusted EBITDA should not be considered as substitutes for other measures of financial performance reported in accordance with U.S. GAAP.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below, as well as the other information in this prospectus and information contained in our most recently filed periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, which is incorporated by reference into this registration statement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference into this registration statement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Business

The markets in which we compete are highly competitive and some of our competitors may have superior resources. Responding to this competition could reduce our sales and operating margins.

        We sell most of our products in highly fragmented and competitive markets. We believe that the principal elements of competition in these markets are:

  •
  ability to meet customer specifications and quantities;

  •
  application expertise and engineering capabilities;

  •
  product quality and brand name;

  •
  timeliness of delivery;

  •
  price;

  •
  quality of aftermarket sales and support;

  •
  materials development capabilities; and

  •
  applied research and development capabilities.

        In each of our major product lines, we compete with a substantial number of foreign and domestic companies, some of which have greater resources (financial or otherwise) or lower operating costs than we have. Competitors' actions, such as price reductions or introduction of new innovative products, may have a material adverse impact on our net sales and profitability. In addition, the rapid technological changes occurring in the design and engineering industry could lead to the entry of new competitors. We cannot provide assurance that we will continue to compete successfully with our existing competitors or with new competitors.

        Some of our competitors are larger than us and have greater financial, technical, marketing and other resources than we have. These larger competitors may be in a better position to withstand any significant reduction in capital spending by customers in our markets. They often have broader product lines and market focus and may not be as susceptible to downturns in a single market. These competitors may also be able to bundle their products together to meet the needs of a particular customer and may be capable of delivering more complete solutions than we are able to provide. To the extent large enterprises that currently do not compete directly with us choose to enter our markets by acquisition or otherwise, competition would likely intensify.

        Further, some of our competitors that have greater financial resources have offered, and in the future may offer, their products at lower prices than we offer for our competing products or on more attractive financing or payment terms, which may cause us to lose sales opportunities and the resulting revenue or to reduce our prices in response to that competition. Reductions in prices for any of our products could have a material adverse effect on our operating margins and revenue. In addition, many of our competitors have been in operation longer than we have and, therefore, have more long-standing and established relationships with domestic and foreign customers, making it difficult for us to sell to those customers.

        If any of our competitors' products or technologies were to become the industry standard, our business would be seriously harmed. If our competitors are successful in bringing their products to market earlier than us, or if these products are more technologically capable than ours, our revenue could be materially and adversely affected. Our competitors may decide to expand their presence in this market through mergers and acquisitions. The consolidation of our competitors could have a significant negative impact on our business. Further, our competitors may bundle their products or incorporate functionality into existing products in a manner that discourages users from purchasing our products or which may require us to lower our selling prices, resulting in lower revenue and decreased gross margins.

        If we are unable to compete at the same level as we have in the past, in any of our markets, or are forced to reduce the prices of our products in order to continue to be competitive, our operating results, financial condition and cash flows would be materially and adversely affected.

        In order to maintain and enhance our competitive position, we intend to continue our investment in technology, marketing, customer service and support, and distribution networks. We may not have sufficient resources to continue to make these investments, and we may not be able to maintain our competitive position. Our competitors may develop products that are superior to our products, develop methods of more efficiently and effectively providing products and services, or adapt more quickly than us to new technologies or evolving customer requirements. We may not be able to compete successfully with our competitors. If we fail to compete successfully, the failure may have a material adverse effect on our business, financial condition and results of operations.

We face customer pricing pressures.

        Our customers are under pressure to reduce pricing on their products. Consequently, as a supplier to these end markets, our Company and our subsidiaries face these pricing pressures. Such pricing reductions could put pressure on our gross margins, negatively impacting the overall profitability of our businesses. Further, we face pricing pressure from increasing global competition, primarily from Asia and other low cost areas. Our sales could be negatively impacted by decisions by major customers to move production of devices offshore. Similarly, our flange and fittings business also faces a similar risk of the displacement of domestically produced flanges with flanges from low cost countries.

Our future success depends on our ability to anticipate and to adapt to technological changes and develop, implement and market product innovations.

        Many of our markets are characterized by fast-moving advances in design and engineering that require ongoing improvements in our production capabilities and the competitive quality of our products. The supply chains in which we operate are subject to technological change and changes in customer requirements. We cannot provide any assurance that we will successfully develop new or modified types of products or technologies that may be required by our customers in the future. Should we not be able to maintain or enhance the competitive values of our products or develop and introduce new products or technologies successfully, or if new products or technologies fail to generate sufficient revenues to offset research and development costs, our businesses, financial condition and operating results could be materially and adversely affected. We may not be successful in those efforts if, among other things, our products:

  •
  are not cost effective;

  •
  are not brought to market in a timely manner;

  •
  are not in accordance with evolving industry standards;

  •
  fail to achieve market acceptance or meet customer requirements; and

  •
  are in advance of the needs of their markets.

We may not fully realize anticipated benefits from past or future acquisitions or equity investments and future acquisitions may expose us to significant unanticipated liabilities that could adversely affect our business, financial condition and results of operations.

        We anticipate that a portion of any future growth of our business might be accomplished by acquiring existing businesses, products or technologies. The success of any acquisition will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain their customers. In addition, we might not be able to identify suitable acquisition opportunities or obtain any necessary financing on acceptable terms. We might also spend time and money investigating and negotiating with a potential acquisition or investment target, but not complete the transaction.

        Our acquisitions could create unforeseen risks and liabilities that may adversely impact our results and operations. These liabilities could include employment, retirement or severance-related obligations under applicable law or other benefits arrangements, legal claims, warranty or similar liabilities to customers and claims made by vendors. Future acquisitions could also expose us to tax liabilities and other amounts owed by the acquired companies. The incurrence of such unforeseen or unanticipated liabilities, should they be significant, could have a material adverse effect on our business, results of operations and financial condition.

        Although we expect to realize strategic, operational and financial benefits as a result of our past or future acquisitions and equity investments, we cannot predict whether, and to what extent, such benefits will be achieved. There are significant challenges to integrating an acquired operation into our business, including, but not limited to:

  •
  successfully managing the operations, manufacturing facilities and technology;

  •
  integrating the sales organizations and maintaining and increasing the customer base;

  •
  retaining key employees, suppliers and distributors;

  •
  integrating management information, inventory, accounting and research and development activities; and

  •
  addressing operating losses related to individual facilities or product lines.

        Any future acquisition could involve other risks, including the assumption of additional liabilities and expenses, issuances of debt, transaction costs and diversion of management's attention from other business concerns, and such acquisition may be dilutive to our financial results.

A material disruption at any of our manufacturing facilities could adversely affect our ability to generate sales and meet customer demand.

        In case of a disruption of our operations at our manufacturing facilities due to significant equipment failures, natural disasters, power outages, fires, explosions, terrorism, adverse weather conditions, labor disputes or other reasons, our financial performance could be adversely affected as a result of our inability to meet customer demand for our products. Interruptions in production could increase our cost of sales. Any interruption in production capability could require us to make substantial capital expenditures to remedy the situation, which could negatively affect our profitability and financial condition. We maintain property damage insurance which we believe to be adequate to provide for reconstruction of facilities and equipment, as well as business interruption insurance to mitigate losses resulting from any production interruption or shutdown caused by an insured loss. However, any recovery under our insurance policies may not offset the lost sales or increased costs that may be experienced during the disruption of operations, which could adversely affect our business, financial condition and results of operations.

A sustained economic downturn would adversely impact our Company.

        Demand for our products and components could be adversely impacted by deterioration in general economic conditions. Furthermore, a recession could result in reduced product demand, which would negatively impact revenues. In addition, a significant slowdown in the global economy could reduce overall demand for our products. However, the diversified customer base and product applications of our companies may help mitigate the effects of economic fluctuations. Many of our customers and suppliers are reliant on liquidity from global credit markets and, in some cases, require external financing to purchase products or finance operations. Lack of liquidity or inability to access the credit markets by our customers could adversely affect our ability to collect the outstanding amounts due to us. The occurrence of any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.

Product liability lawsuits could harm our business.

        We face an inherent risk of exposure to product liability claims. Although we maintain production quality controls and procedures, we cannot assure that the products sold will be free from defects. In addition, when manufacturing our products, we also use components manufactured by third parties, which may have defects. We maintain insurance coverage for product liability claims. The insurance policies have limits, however, and may not be sufficient to cover claims made. In addition, this insurance may not continue to be available at a reasonable cost. With respect to components manufactured by third-party suppliers, the contractual indemnification that we may seek from our third-party suppliers may be limited and thus insufficient to cover claims made against us. If insurance coverage or contractual indemnification is insufficient to satisfy product liability claims made against us, the claims could have an adverse effect on our business and financial condition. Even claims without merit could harm our reputation, reduce demand for our products, cause us to incur substantial legal costs and distract the attention of our management. The occurrence of any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.

We rely on a small number of customers for a large percentage of our revenues.

        As summarized in our filings with the SEC, a relatively small number of core customers have historically contributed a material percentage of our product sales. Through acquisitions and organic growth, we seek to diversify both our offerings and our customer base. Assuming our continued customer diversification, we do not believe the loss of any one of our core customers would have a long-term material adverse effect on our results of operations. However, there can be no assurance that the loss of any one or more of our core customers would not have a material adverse effect on our results of operations, at least in the short term.

Our operations are subject to environmental, health and safety regulations.

        Our operations are subject to stringent and complex federal, state, local and European Union laws and regulations, governing environmental protection, health and safety, including the discharge of materials into the environment. These laws and regulations may, among other things:

  •
  require the acquisition of various permits before operations commence or to continue ongoing operations;

  •
  restrict the types, quantities and concentrations of various substances that may be employed in manufacturing operations;

  •
  restrict the types, quantities and concentrations of various substances that may be released into the environment or otherwise disposed of; and

  •
  require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to remove contamination from real property, whether or not caused by past or ongoing operations.

        The regulatory burden increases the cost of doing business and affects profitability. Additionally, the U.S. Congress and federal and state agencies as well as the European Union regulatory authorities frequently revise environmental, health and safety laws and regulations, and any changes that result in more stringent and costly health and safety, pollution control, waste handling, disposal, cleanup and remediation requirements could have a significant negative impact on our operating costs.

        Some of the existing environmental, health and safety laws and regulations to which we are subject include, among others:

  (i)
  regulations by the Environmental Protection Agency ("EPA") and various state agencies regarding approved methods of disposal for certain hazardous and nonhazardous wastes;

  (ii)
  the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and analogous state laws that may require the removal of previously disposed wastes (including wastes disposed of or released by prior owners or operators of real estate), the cleanup of property contamination (including groundwater contamination) and remedial plugging operations to prevent future contamination;

  (iii)
  the Clean Air Act and comparable state and local requirements, which establish pollution control requirements with respect to air emissions from our operations;

  (iv)
  the Oil Pollution Act of 1990, which contains numerous requirements relating to the prevention of, and response to, oil spills into waters of the United States;

  (v)
  the Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws which impose restrictions and strict controls with respect to the discharge of pollutants, including heavy metals and other substances generated by our operations, into waters of the United States, state waters or publicly owned treatment works;

  (vi)
  the Resource Conservation and Recovery Act, which is the principal federal statute governing the treatment, storage and disposal of solid and hazardous wastes, and comparable state statutes;

  (vii)
  the federal Occupational Safety and Health Act and comparable state statutes, which require worker protection from raw materials, products and wastes;

  (viii)
  the federal Toxic Substances Control Act and comparable state and local statutes and regulations requiring that we organize and/or disclose information about hazardous materials stored, used or produced in our operations; and

  (ix)
  the Arms Export Control Act of 1976 (AECA) and the International Traffic in Arms Regulations promulgated thereunder that govern the export of firearms and defense products controlled by the AECA.

        Certain of our subsidiaries utilize a hydrogen gas atmosphere in the sintering process. We have a large liquid hydrogen storage tank on one site. The gas supplier, who is the owner of the hydrogen storage tank, is responsible for its maintenance. The gas is explosive and flammable if exposed to oxygen. Our processes are designed to preclude exposure to oxygen in the sintering furnaces by first eliminating any remaining ambient atmosphere by flooding the furnace with inert argon gas prior to introduction of hydrogen. Our equipment has redundant control and alarm systems to detect hydrogen leaks and shut down all gas flows should a leak or equipment malfunction be detected.

        Our Company has incurred in the past, and expects to incur in the future, capital and other expenditures related to environmental compliance. Although we believe our continued compliance with existing requirements will not have a material adverse impact on our financial condition and results of operations, there is no assurance that the passage of more stringent laws or regulations in the future will not have a negative impact on our financial position and results of operations.

As an owner or operator of real property, or generator of waste, we could become subject to liability for environmental contamination, regardless of whether we caused such contamination.

        Under various federal, state and local laws, regulations and ordinances, and, in some instances, international laws, relating to the protection of the environment, a current or former owner or operator of real property may be liable for the cost to remove or remediate contamination on, under, or released from such property and for any damage to natural resources resulting from such contamination. Similarly, a generator of waste can be held responsible for contamination resulting from the treatment or disposal of such waste at any off-site location (such as a landfill), regardless of whether the generator arranged for the treatment or disposal of the waste in compliance with applicable laws. Costs associated with liability for removal or remediation of contamination or damage to natural resources could be substantial and liability under these laws may attach without regard to whether the responsible party knew of, or was responsible for, the presence of the contaminants. In addition, the liability may be joint and several. The presence of contamination or the failure to remediate contamination at our properties, or properties for which we are deemed responsible, may expose us to liability for property damage or personal injury, or materially adversely affect our ability to sell our real property interests or to borrow using the real property as collateral. We cannot be sure that we will not be subject to environmental liabilities in the future as a result of historic or current operations that have resulted or will result in contamination. The occurrence of any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.

Any failure to maintain and protect our trademarks, trade names and technology may affect our operations and financial performance.

        The market for many of our products is, in part, dependent upon the goodwill engendered by trademarks and trade names. The failure to protect our trademarks and trade names may have a material adverse effect on our business, financial condition and results of operations. Litigation may be required to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights of others. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention. As a result of any such litigation, we could lose any proprietary rights we have. In addition, it is possible that others will independently develop technology that will compete with our technology. The development of new technologies by competitors that may compete with our technologies could reduce demand for our products and affect our financial performance. The occurrence of any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.

If contract manufacturers that we rely on encounter production, quality, financial or other difficulties, we may experience difficulty in meeting customer demands.

        We rely on unaffiliated contract manufacturers, both domestically and internationally, to produce certain of our products or key components of our products. If we are unable to arrange for sufficient production capacity among our contract manufacturers or if our contract manufacturers encounter production, quality, financial or other difficulties, including labor disturbances or geopolitical risks, or if alternative suppliers cannot be identified, we may encounter difficulty in meeting customer demands. Any such difficulties could have an adverse effect on our business, financial results and results of operations, which could be material. If we do not have sufficient production capacity, either through our internal facilities and/or through independent contract manufacturers, to meet customer demand for our products, we may experience lost sales opportunities and customer relations problems, which could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on effective information management systems.

        We rely on our enterprise resource planning systems to support such critical business operations as processing sales orders and invoicing, inventory control, purchasing and supply chain management, human resources and financial reporting. If we are unable to successfully implement major systems initiatives and maintain critical information systems, we could encounter difficulties that could have a material adverse impact on our business, internal controls over financial reporting, or our ability to timely and accurately report our financial results.

Cyber-security incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of services, damaging our reputation or exposing us to liability.

        We receive, process, store and transmit, often electronically, the confidential data of our customers and others. Unauthorized access to our computer systems or stored data could result in the theft or improper disclosure of confidential information, the deletion or modification of records or could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including transmissions over the Internet or other electronic networks. Despite implemented security measures, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming and/or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could (i) subject us to civil and criminal penalties, (ii) have a negative impact on our reputation or (iii) expose us to liability to our customers, third parties or government authorities. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

We have in the past discovered, and may in the future discover, material weaknesses in our internal controls. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our stock.

        During our fiscal year 2014 audit, our external auditors brought to our attention a need to increase the number of persons involved in our financial processes. The auditors identified these material weaknesses as a "reportable condition," which means that these were matters that, in the auditors' judgment, could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. In fiscal 2014, we devoted significant resources to remediate and improve our internal controls. Although we believe that these efforts have strengthened our internal controls and addressed the concerns that gave rise to the "reportable condition," in fiscal 2015 we are continuing to work to improve our internal controls. We cannot be certain that these measures will ensure that we maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our brand and operating results or cause us to fail to meet our reporting obligations. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

If our products, including material purchased from our suppliers, experience quality or performance issues, our business may suffer.

        Our business depends on consistently delivering high-quality products. To this end, we and our customers periodically test our products for quality. Nevertheless, many of our products are highly complex and our testing procedures are limited to evaluating likely and foreseeable failure scenarios. Our tests may fail to detect possible failures and our products may fail to perform as expected. Performance issues could result from faulty design or problems in manufacturing. We have experienced such performance failures in the past and remain exposed to performance failures in the future. In some cases, recall of some or all affected products, product redesigns or additional capital expenditures may be required to correct a defect. In addition, we generally offer warranties on most products, the terms and conditions of which depend upon the product subject to the warranty. In some cases, we indemnify our customers against damages or losses that might arise from certain claims relating to our products. Future claims may have a material adverse effect on our business, financial condition and results of operations. Any significant or systemic product failure could also result in lost future sales of the affected product and other products, as well as reputational damage.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

        Certain of our products are subject to export controls and may be exported only with the required export license or through an export license exception. If we were to fail to comply with export licensing, customs regulations, economic sanctions and other laws, we could be subject to substantial civil and criminal penalties, including fines for us and incarceration for responsible employees and managers, and the possible loss of export or import privileges. In addition, if our distributors fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected through reputational harm and penalties. Obtaining the necessary export license for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, export control laws and economic sanctions prohibit the shipment of certain products to embargoed or sanctioned countries, governments and persons. While we train our employees to comply with these regulations, a violation may nonetheless occur, whether knowingly or inadvertently. Any such shipment could have negative consequences including government investigations, penalties, fines, civil and criminal sanctions, and reputational harm. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in our decreased ability to export or sell our products to existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products could materially adversely affect our business, financial condition and results of operations.

Difficulties may be encountered in the realignment of manufacturing capacity and capabilities among our global manufacturing facilities that could adversely affect our ability to meet customer demands for our products.

        We may realign manufacturing capacity among our global facilities in order to reduce costs by improving manufacturing efficiency and to strengthen our long-term competitive position. The implementation of these initiatives may include significant shifts of production capacity among facilities.

        There are significant risks inherent in the implementation of these initiatives, including, but not limited to, failing to ensure that: there is adequate inventory on hand or production capacity to meet customer demand while capacity is being shifted among facilities; there is no decrease in product quality as a result of shifting capacity; adequate raw material and other service providers are available to meet the needs at the new production locations; equipment can be successfully removed, transported and re-installed; and adequate supervisory, production and support personnel are available to accommodate the shifted production.

        In the event that manufacturing realignment initiatives are not successfully implemented, we could experience lost future sales and increased operating costs as well as customer relations problems, which could have a material adverse effect on our business, financial condition and results of operations.

We may experience significant variability in our quarterly or annual effective income tax rate.

        We have a large and complex tax profile in various jurisdictions. Variability in the mix and profitability of domestic and international activities, repatriation of earnings from our foreign affiliate, changes in tax laws, identification and resolution of various tax uncertainties and the inability to use net operating losses and other carry forwards included in deferred tax assets, among other matters, may significantly impact our effective income tax rate in the future. A significant increase in our quarterly or annual effective income tax rate could have a material adverse impact on our financial condition and results of operations.

There may be certain environmental and geological liabilities associated with certain of our real estate, including our MIM manufacturing facility in Colorado.

        Certain of our subsidiaries own real property at our Colorado facilities. However, our Colorado subsidiaries do not own the mineral rights related to this property. In the past, the property has been used for coal, oil and natural gas extraction. Oil and natural gas extraction is ongoing. As the owner of the real estate, our Colorado subsidiaries and our Company could be strictly liable, jointly and severally, under CERCLA with the mineral rights owner and production well operators for any government mandated remediation of pollution related to the oil and gas production that could have a material adverse effect on our business, notwithstanding that our Colorado subsidiaries did not cause or contribute to the contamination. Coal extraction ceased on the property in 1947, and the mining entities are no longer in business. Consequently, our Colorado subsidiaries and our Company could be strictly liable for government mandated remediation of acid mine seeps or other pollution related to coal mining. As such liabilities are not insured, the payment of such remediation costs could result in an adverse effect on our business or reduced asset value and a reduction in available funds for other corporate purposes.

        The Colorado Geological Survey has concluded that there may be a risk of ground subsidence due to the former mining operations on a small portion of our Colorado property. In the event of a subsidence event, certain property could be damaged or rendered unusable. In addition, our Colorado subsidiaries and our Company could be liable for possible collateral damage or harm, such as possible release of any hazardous waste into the environment. As such liabilities are not insured, the payment of any remediation costs could result in an adverse effect on our business or reduced asset value and reduction in funds available for other corporate purposes.

        Semi-volatile organic compounds and chlorinated solvents are present in the soil and groundwater at the facility of GF&F (although such contamination was caused off-site, and not by GF&F). GF&F has an indemnity from its landlord covering environmental liabilities pre-dating GF&F's use of the facility. GF&F does not believe that it has any liability related to the facility, however, in the event of a government-mandated remediation, GF&F and our Company could become jointly and severally strictly liable as an operator of the facility under CERCLA for the costs. As such liabilities are not insured, if for any reason the indemnity covering GF&F by its landlord is not enforceable, the non-indemnified and/or unreimbursed costs of remediation could result in an adverse effect on our business or reduced asset value and reduction in funds available for other corporate purposes.

Political instability in international markets could have a negative effect on our Company.

        Significant amounts of raw material purchases by the Company are made from overseas suppliers. AFT-Hungary conducts its manufacturing in Hungary. Consequently, we may encounter risks associated with these countries and regions. Such risks include political instability, changes in legal regulations relating to trade, export and employment, as well as deterioration in underlying economic conditions. In particular, political instability in these areas could negatively affect our ability to secure uninterrupted supplies of materials. Not only factors internal to those countries but also external threats from unstable neighboring countries could adversely impact the ability of those suppliers to maintain normal supplies. Domestic policy changes in these countries could negatively impact pricing of components purchased from manufacturers in that country, which could have near-term negative impacts on margins. In addition, the AFT-Hungary business is susceptible to the political and legal climate in Hungary and Europe in general. Any instability in those areas could directly and adversely impact the business prospects of the AFT-Hungary business.

Labor unrest could have a material adverse effect on our business, results of operations and financial condition.

        While none of our U.S. employees are represented by unions, substantially all of our international employees are members of unions or subject to workers' councils or similar statutory arrangements. In addition, many of our direct and indirect customers and vendors have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or vendors, contract manufacturers or their other suppliers could result in slowdowns. Organizations responsible for shipping our products may also be impacted by strikes. Any interruption in the delivery of our products could reduce demand for our products and could have a material adverse effect on us.

        In general, we consider our labor relations with our employees to be in good standing. However, in the future, we may be subject to labor unrest. The inability to reach a new agreement could delay or disrupt our operations in the affected regions, including the acquisition of raw materials and components, the manufacture, sales and distribution of products and the provision of services. Occurrences of strikes, work stoppages or lock-outs at our facilities or at the facilities of our vendors or customers could have a material adverse effect on our business, financial condition and results of operations.

Our future research and development projects may not be successful.

        The successful development of our future products can be affected by many factors. Products that appear to be promising at their early phases of research and development may fail to be commercialized for various reasons, including possible failure to obtain any required regulatory approvals. There is no assurance that any of our future research and development projects will be successful or completed within the anticipated time frame or budget or that we will receive the necessary approvals from relevant authorities for the production of these newly developed products, or that these newly developed products will achieve commercial success. Even if such products can be successfully commercialized, they may not achieve the level of market acceptance that we expect.

We have incurred and will continue to incur increased costs as a result of operating as a publicly traded company, and our management devotes substantial time to compliance initiatives.

        As a publicly traded company, we have incurred and will continue to incur additional legal, accounting and other expenses that we did not previously incur prior to becoming a publicly traded company. In addition, the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and the rules of the SEC and NASDAQ, impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to these compliance initiatives as well as investor relations. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we have incurred additional costs to maintain such coverage. Furthermore, if we are not able to comply with certain requirements of the Sarbanes-Oxley Act in a timely manner, the market price of our Common Stock could decline and we could be subject to potential delisting by NASDAQ and review by such exchange, the SEC, or other regulatory authorities, which would require the expenditure by us of additional financial and management resources. As a result, our stockholders could lose confidence in our financial reporting, which would harm our business and the market price of our Common Stock. If we fail to maintain adequate internal controls or fail to implement required new or improved controls, as such control standards are modified, supplemented or amended from time to time, we may not be able to assert that we can conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports. If we cannot produce reliable financial reports, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and there could be a material adverse effect on our stock price.

Increases in the prices of raw materials would have an adverse effect on our profitability.

        Our profitability may be materially affected by changes in the market price and availability of certain raw materials, most of which are linked to the commodity markets. The principal raw materials we purchase may become very expensive. Prices for copper, steel, aluminum and certain other polymers, derived from oil and natural gas, have experienced significant volatility as a result of changes in the levels of global demand, supply disruptions and other factors. As a result, we have adjusted our prices for certain products and may have to adjust prices again in the future. Delays in implementing price increases or a failure to achieve market acceptance of price increases has in the past and could in the future have a material adverse impact on our results of operations. Any significant increase in raw material prices could have a significant adverse effect on our businesses. In particular, metal powders, especially nickel and chrome, are subject to volatile pricing on world commodity markets. Significant increases in prices of metal powders may negatively impact our MIM companies' profitability if those increases cannot be passed along to customers. Decisions made by major mining companies as to increasing or reducing capacities for mining and refinement of these metals could also significantly affect supplies. In addition, pricing and availability of steel in the world market has a large impact on pricing of these products and, thus, impacts our Flange and Fittings business. Our margins may be adversely subject to price increases by our suppliers that we may not be able to pass along to customers because of competitive decisions by our larger competitors. There is no assurance that we will be able to obtain reasonably priced supply sources in the future.

We are dependent on a limited number of key suppliers for certain raw materials and components.

        For certain of our raw material and component purchases, including certain polymers, copper rod, copper and aluminum tapes, fine aluminum wire, steel wire, optical fiber, circuit boards and other components, we are dependent on key suppliers. While we rely upon long-term relationships, we generally do not enter into long-term contracts with our key suppliers. The timely procurement of necessary raw materials is critical to each of our operations. In addition, some raw materials are available only from certain suppliers. Consequently, poor supply capacity amid tight demand for these materials, as well as natural disasters or accidents, or other events that negatively impact our suppliers, could adversely affect their timely procurement. Our key suppliers have in the past and could in the future experience production, operational or financial difficulties, or there may be global shortages of the raw materials or components we use, and our inability to find sources of supply on reasonable terms could have a material adverse effect on our ability to manufacture products in a cost-effective way.

A significant uninsured loss or a loss in excess of our insurance coverage could have a material adverse effect on our results of operations and financial condition.

        We maintain insurance covering our normal business operations, including property and casualty protection that we believe is adequate. We do not generally carry insurance covering wars, acts of terrorism, earthquakes or other similar catastrophic events. We may not be able to obtain adequate insurance coverage on financially reasonable terms in the future. A significant uninsured loss or a loss in excess of our insurance coverage could have a material adverse effect on our results of operations and financial condition. In addition, the financial health of our insurers may deteriorate which could result in non-payment of our claims.

The global manufacturing industry in general, and certain of its sectors in particular, tend to be cyclical and/or seasonal. A downturn or weakness in any particular sector, or in overall economic activity, could have a material adverse effect on our financial condition and operating results.

        Historically, the global manufacturing industry has been subject to cyclical fluctuations. These fluctuations, which have affected different sectors of the market at different times and to different degrees, can result from sector-specific dynamics, such as changes in technology, government regulation and end-consumer preference, as well as from changes in general economic conditions. The Company derives a significant portion of its revenues from the automotive and firearms sectors of the manufacturing industry. Both sectors have experienced significant volatility in recent years. For example, the U.S. firearms sector saw substantial growth after the financial crisis and the election of President Obama. Expectations of stricter gun-control legislation also fueled growth. Recently, however, consumer demand has decreased significantly, resulting in reduced production levels by our firearms customers and a material decrease in orders by these customers for our products. Cyclical fluctuations in other business sectors in which we operate, such as the automotive sector, which has also seen significant volatility, could also materially adversely affect our financial condition and results of operations.

        In addition, seasonality, including the variability of shipments under large contracts, customers' seasonal orders and variations in product mix and in profitability of individual orders, affects many aspects of our business and negative seasonal factors could have a material adverse effect on our financial condition and results of operations for the entire year. Our quarterly results of operations also may fluctuate based upon other factors, including production life cycles and product maturity.

Significant movements in foreign currency exchange rates may adversely affect our financial results.

        Our operating results and financial position could be affected by fluctuations in foreign currency exchange markets. Significant fluctuations in the exchange rate may adversely impact the values of foreign currency-denominated product sales, materials costs and production costs in factories overseas. In addition, conversion of foreign currency-denominated assets and liabilities, and the foreign currency-denominated financial statements of overseas subsidiaries into U.S. dollar for disclosure may also affect our companies' assets and liabilities, as well as earnings and expenses. In particular, our AFT operations in Hungary could be subject to liabilities and obligations that must be paid in the Hungarian currency of forints. The value of the forint has been subject to substantial volatility against the U.S. dollar over the past several years. If the forint increases in value against the dollar, the costs of our prospective Hungarian operations may increase and adversely affect the anticipated results expected to be derived from the Hungarian business. In addition, increases and/or decreases in value of other currencies on which we have predicated our business model may also adversely affect our results of operations.

        We may experience problems moving funds out of the countries in which the funds were earned and difficulties in collecting accounts receivable in foreign countries where the usual accounts receivable payment cycle is longer. We may hedge certain currency transactions which might protect us against certain fluctuations in currency value, but such actions might also correspondingly increase our costs of doing business which could adversely affect our competiveness. There can be no assurance that our risk management strategies will be effective.

We are dependent on the retention of key executives.

        Our success is dependent upon the retention of our current experienced executives. The loss of any of our key executives could have a material adverse effect on our business.

Any impairment in the value of our intangible assets, including goodwill, could negatively affect our operating results and total capitalization.

        Our total assets reflect substantial intangible assets, including goodwill. The goodwill results from our acquisitions, representing the excess of cost over the fair value of the net assets we have acquired. If future operating performance at one or more of our business units were to fall significantly below current levels, if competing or alternative technologies emerge, or if market conditions for businesses acquired declines, we could incur, under current applicable accounting rules, a non-cash charge to operating earnings for impairment of our goodwill or intangible assets. Any determination requiring the write-off of a significant portion of goodwill or unamortized intangible assets could adversely affect our business, financial condition, results of operations and total capitalization, the effect of which could be material.

We are subject to the laws and regulations of the United States and many foreign countries.

        We are subject to a variety of laws regarding our international operations, including the U.S. Foreign Corrupt Practices Act and regulations issued by U.S. Customs and Border Protection, the U.S. Bureau of Industry and Security and the regulations of various foreign governmental agencies. We cannot predict the nature, scope or effect of future regulatory requirements to which our international sales and manufacturing operations might be subject or the manner in which existing laws might be administered or interpreted. Future regulations could limit the countries in which we manufacture or sell some of our products, and increase the cost of obtaining products from foreign sources. In addition, actual or alleged violations of these laws could result in enforcement actions and financial penalties that could result in substantial costs. The occurrence of any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.

Risks Related to Our Indebtedness

Leverage and debt service obligations may adversely affect us.

        As of June 30, 2014, we had approximately $77.2 million of indebtedness on a consolidated basis. We had an aggregate of approximately $76.9 million in outstanding borrowings under the credit facility provided by Citizens Bank, N.A. (formerly known as RBS Citizens, N.A., "Citizens Bank").

        On November 10, 2014 (the "Effective Date"), the Company and certain of its subsidiaries entered into an Amended and Restated Credit Agreement with Citizens Bank (the "Amended & Restated Credit Agreement"), which amends and restates the Credit Agreement, dated as of April 7, 2014 (the "Original Credit Agreement"), as amended by the First Amendment to Credit Agreement, dated as of June 25, 2014 (the "First Amendment"), by and among the Company and its certain subsidiaries, Citizens Bank, N.A., as Administrative Agent, issuing bank and swingline lender, and Capital One, N.A., as Syndication Agent, and other lenders from time to time party thereto, regarding loans and extensions of credit in the principal amount of up to $90.0 million. In consideration for the Company and its subsidiaries entering into the Amended & Restated Credit Agreement, the Administrative Agent and the Lenders waived non-compliance of the Company and its subsidiaries with respect to certain covenants in the Original Credit Agreement and the First Amendment.

        On the Effective Date, the Company and certain of its subsidiaries entered into a subordinated term loan credit agreement with McLarty as administrative agent, and other lenders from time to time party thereto ("Subordinated Loan Agreement"), regarding an extension of credit in the form of a subordinated term loan in an aggregate principal amount of $20.0 million. McLarty is indirectly a related party to one of the officers and directors of the Company and therefore the Board of Directors appointed a special committee consisting solely of independent directors to assure that the Subordinated Loan Agreement is fair and reasonable to the Company and its shareholders. On the Effective Date, the Company repaid a portion of the previously borrowed loans under the Citizens Senior Credit Facility using net proceeds from the McLarty Subordinated Credit Facility.

        Our indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on, or other amounts due with respect to our indebtedness. Our Citizens Senior Credit Facility bears interest at floating rates related to LIBOR, Eurodollar Rates, Eurocurrency Rates, Federal Funds Rate and Prime Rates. As a result, our interest payment obligations on such indebtedness will increase if such interest rates increase. Our leverage could have negative consequences on our financial condition and results of operations, including:

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  impairing our ability to meet one or more of the financial ratios contained in our Citizens Senior Credit Facility or to generate cash sufficient to pay interest or principal, including periodic principal payments;

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  increasing our vulnerability to general adverse economic and industry conditions;

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  limiting our ability to obtain additional debt or equity financing;

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  requiring the dedication of a portion of our cash flow from operations to service our debt, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures;

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  requiring us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

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  placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

        The credit agreements governing our Citizens Senior Credit Facility and the McLarty Subordinated Credit Facility require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios in certain situations and maintaining insurance coverage. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we had satisfied our payment obligations. If we were to default on the credit agreements or other debt instruments, our financial condition would be adversely affected.

Despite current indebtedness levels and restrictive covenants, we and our subsidiaries may incur additional indebtedness or we may pay dividends in the future. This could further exacerbate the risks associated with our substantial financial leverage.

        We and our subsidiaries may incur significant additional indebtedness in the future under the agreements governing our indebtedness. Although the credit agreements governing our Citizens Senior Credit Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of thresholds, qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be material. Additionally, these restrictions also will not prevent us from incurring obligations that, although preferential to our Common Stock in terms of payment, may not constitute indebtedness.

        In addition, if new debt is added to our Company's and/or our subsidiaries' debt levels, the related risks that we now face as a result of our leverage would intensify.

To service our indebtedness, we will require significant amounts of cash and our ability to generate cash depends on many factors beyond our control.

        Our operations are conducted through our subsidiaries. Our ability to make cash payments on our indebtedness and to fund planned capital expenditures will depend on the earnings and the distribution of funds from our subsidiaries. Further, the terms of the instruments governing our indebtedness significantly restrict certain of our subsidiaries that are borrowers or guarantors under the Citizens Senior Credit Facility and/or the McLarty Subordinated Credit Facility from paying dividends and otherwise transferring assets to us. Our ability to make cash payments on and to refinance our indebtedness, to fund planned capital expenditures and to meet other cash requirements will depend on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We might not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

        Our business may not generate sufficient cash flow from operations and future borrowings may not be available under our Citizens Senior Credit Facility and/or the McLarty Subordinated Credit Facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In such circumstances, we may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. Such actions, if necessary, may not be effected on commercially reasonable terms or at all. Our indebtedness will restrict our ability to sell assets and use the proceeds from such sales.

        If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Citizens Senior Credit Facility and/or our McLarty Subordinated Credit

Facility to avoid being in default. If we breach our covenants under our Citizens Senior Credit Facility and/or our McLarty Subordinated Credit Facility and seek waivers, we may not be able to obtain waivers from the required lenders. If this occurs, we would be in default under our Citizens Senior Credit Facility and the McLarty Subordinated Credit Facility, and the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We are dependent upon our lenders for financing to execute our business strategy and meet our liquidity needs. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could negatively impact our business.

        During periods of volatile credit markets, there is a risk that any lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including, but not limited to, extending credit up to the maximum permitted by our Citizens Senior Credit Facility and/or our McLarty Subordinated Credit Facility. If our lenders are unable to fund borrowings or we are unable to borrow (such as having insufficient capacity under our borrowing base), it could be difficult in such environments to obtain sufficient liquidity to meet our operational needs.

Our ability to obtain additional capital on commercially reasonable terms may be limited.

        Although we believe our cash and cash equivalents as well as cash we expect to generate from operations and availability under our Citizens Senior Credit Facility and/or our McLarty Subordinated Credit Facility, provide adequate resources to fund ongoing operating requirements, we may need to seek additional financing to compete effectively. If we are unable to obtain capital on commercially reasonable terms, it could:

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  reduce funds available to us for purposes such as working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

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  restrict our ability to introduce new products or exploit business opportunities;

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  increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate; and

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  place us at a competitive disadvantage.

Difficult and volatile conditions in the capital, credit and commodities markets and in the overall economy could have a material adverse effect on our financial position, results of operations and cash flows.

        A worsening of global economic conditions, including concerns about sovereign debt and significant volatility in the capital, credit and commodities markets could have a material adverse effect on our financial position, results of operations and cash flows. Difficult conditions in these markets and the overall economy affect our business in a number of ways. For example:

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  in the event of volatility in commodity prices, we may encounter difficulty in achieving sustained market acceptance of past or future price increases, which could have a material adverse effect on our financial position, results of operations and cash flows;

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  under difficult market conditions there can be no assurance that borrowings under our Citizens Senior Credit Facility and/or our McLarty Subordinated Credit Facility would be available or sufficient, and in such a case, we may not be able to successfully obtain additional financing on reasonable terms, or at all;

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  in order to respond to market conditions, we may need to seek waivers from various provisions in our Citizens Senior Credit Facility and/or our McLarty Subordinated Credit Facility. There can be no assurance that we can obtain such waivers at a reasonable cost, if at all;

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  market conditions could cause the counterparties to the derivative financial instruments we may use to hedge our exposure to interest rate, commodity or currency fluctuations to experience financial difficulties and, as a result, our efforts to hedge these exposures could prove unsuccessful and, furthermore, our ability to engage in additional hedging activities may decrease or become more costly; and

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  market conditions could result in our key customers experiencing financial difficulties and/or electing to limit spending, which in turn could result in decreased sales and earnings for us.

Risks Related to Ownership of our Common Stock and this Offering

One holder of our Common Stock exerts significant influence over our Company and may make decisions with which other stockholders may disagree that could reduce the value of our stock.

        Everest Hill Group owns 9,035,192 shares of 15,080,121 outstanding shares of Common Stock as of the date of this Prospectus. Everest Hill Group will own approximately        % of the Company following the completion of this offering, assuming the sale of all shares offered hereby, As a result, Everest Hill Group has the ability to exert significant influence over our business and may make decisions with which other stockholders may disagree, including, among other things, the appointment of officers and directors, changes in our business plan, delaying, discouraging or preventing a change of control of our Company or a potential merger, consolidation, tender offer, takeover or other business combination.

The price of our Common Stock may fluctuate significantly, and investors could lose all or part of their investment.

        Volatility in the market price of our Common Stock may prevent investors from being able to sell their Common Stock at or above the price investors paid for such Common Stock. The market price of our common stock could fluctuate significantly for various reasons, including:

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  our operating and financial performance and prospects;

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  our quarterly or annual earnings or those of other companies in our industry;

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  the public's reaction to our press releases, our other public announcements and our filings with the SEC;

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  changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our Common Stock or the stock of other companies in our industry;

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  the failure of research analysts to cover our Common Stock;

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  strategic actions by us, our customers or our competitors, such as acquisitions or restructurings;

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  new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  the impact on our profitability temporarily caused by the time lag between when we experience cost increases until these increases flow through cost of sales because of our method of accounting for inventory, or the impact from our inability to pass on such price increases to our customers;

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  material litigations or government investigations;

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  changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

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  changes in key personnel;

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  sales of Common Stock by us, Everest Hill Group or members of our management team;

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  the granting or exercise of employee stock options;

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  volume of trading in our Common Stock; and

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  the realization of any risks described under this "Risk Factors" section.

We do not currently intend to pay dividends on our Common Stock and, consequently, the ability to achieve a return on your investment in our Common Stock will depend on appreciation in the price of our Common Stock. If our Common Stock does not appreciate in value, investors could suffer losses in their investment in our Common Stock.

        We do not currently expect to pay cash dividends on our Common Stock. Any future dividend payments are within the absolute discretion of our Board of Directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, potential acquisition opportunities, anticipated cash needs, provisions of applicable law, and other factors that our Board of Directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our Common Stock. As a result, the success of any investment in our Common Stock will depend on future appreciation in its value. The price of our Common Stock may not appreciate in value or even maintain the price at which our shares were purchased. If our Common Stock does not appreciate in value, investors could suffer losses in their investment in our Common Stock.

You will incur immediate and substantial dilution as a result of this offering.

        Investors purchasing the offered securities in this offering will incur immediate and substantial dilution in net tangible book value per share. Assuming a public offering price of $            per share of common stock, purchasers of the offered securities will effectively incur dilution of $            per share in the net tangible book value of their purchased shares. In addition, purchasers of the offered securities in this offering will own only approximately        % of our common stock outstanding after this offering.

Investors may experience dilution of their ownership interests due to the future issuance of additional shares of our Common Stock which could be materially adverse to the value of our Common Stock.

        As of the date of this prospectus, we have 15,080,121 shares of our Common Stock outstanding. We are authorized to issue up to 250,000,000 shares of Common Stock and 2,000,000 shares of preferred stock. We or our shareholders, including Everest Hill Group, may sell additional shares of Common Stock in subsequent offerings or we may issue shares of our Common Stock as consideration in the future acquisitions. Our Board of Directors may authorize the issuance of additional common or preferred shares under applicable state law without shareholder approval. We may also issue additional shares of our Common Stock or other securities that are convertible into or exercisable for Common Stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes or for other business purposes. If we need to raise additional capital to expand or continue operations, it may be necessary for us to issue additional equity or convertible debt securities. If we issue equity or convertible debt securities, the net tangible book value per share may decrease, the percentage ownership of our current stockholders may be diluted and such equity securities may have rights, preferences or privileges senior or more advantageous to our Common Stockholders. We cannot predict the size of future issuances of our Common Stock or the effect, if any, that future issuances and sales of our Common Stock will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Stock.

We may issue additional common shares or other securities to finance our growth.

        We may finance the development of our products and services or generate additional working capital through additional equity financing. Therefore, subject to the rules of NASDAQ, we may issue additional shares of our common stock and other equity securities of equal or senior rank, with or without shareholder approval, in a number of circumstances from time to time. The issuance by us of shares of our common stock or other equity securities of equal or senior rank will have the following effects:

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  the proportionate ownership interest in us held by our existing shareholders will decrease;

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  the relative voting strength of each previously outstanding share of common stock may be diminished; and

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  the market price of our common stock may decline.

        In addition, if we issue our common shares in a future offering at a price lower than the price in this offering, it will be dilutive to purchasers of the offered securities in this offering.

Future sales of shares may cause the market price of our common stock to decline.

        Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales may occur, could adversely affect the price of our common stock and impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have                         shares of common stock outstanding. Of these outstanding shares, the shares of common stock sold in this offering will be freely tradable, without restriction, in the public market unless purchased by our "affiliates," as defined under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). The remaining shares of common stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act, and will be freely tradable subject to the applicable holding period, volume, manner of sale and other limitations under Rule 144 or Rule 701 of the Securities Act.

        Upon completion of this offering, most of the restricted securities will be subject to lock-up agreements with the underwriters, restricting the sale of such shares for ninety days after the date of this offering. This lock-up agreement is subject to a number of exceptions, however, and holders may be released from this agreement with the prior written consent of the representative of the underwriters.

        Additionally, we intend to register all shares of our common stock that we may issue under our employee stock purchase plans. Once we register these shares, they can be freely sold in the public market, unless pursuant to their terms, these stock purchase plans have transfer restrictions attached to them.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

        The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on NASDAQ and if the price of our shares of common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Our stock price may be volatile and market movements may adversely impact an investment in our Company.

        In the past, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our Common Stock. Hence, the market price of our Common Stock may fluctuate substantially due to a variety of factors, many of which are beyond our control and have little or nothing to do with our Company's operations. These fluctuations could materially reduce our stock price and cause our investors to lose all or part of their investment. Future sales of our Common Stock by our stockholders could depress the price of our stock. Further, in the past, market fluctuations and price declines in a company's stock have led to securities class action litigations. If such a suit were to arise, it could have a substantial cost and divert our resources regardless of the outcome.

We will be required to meet NASDAQ's continued listing requirements and other NASDAQ rules, or we may risk delisting. Delisting could negatively affect the price of our common stock, which could make it more difficult for us to sell securities in a future financing or for you to sell your common stock.

        We are required to meet the continued listing requirements of NASDAQ and other NASDAQ rules, including those regarding minimum stockholders' equity, minimum share price and certain other corporate governance requirements. In particular, we are required to maintain a minimum bid price for our listed common stock of $1.00 per share. If we do not meet these continued listing requirements, our common stock could be delisted. Delisting from NASDAQ would cause us to pursue eligibility for trading of these securities on other markets or exchanges, or on over-the-counter quotation systems. In such case, our stockholders' ability to trade, or obtain quotations of the market value of, our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices of these securities. There can be no assurance that the offered securities, if delisted from NASDAQ in the future, would be listed on a national securities exchange, a national quotation service, the over-the-counter Markets or the pink sheets. Delisting from NASDAQ, or even the issuance of a notice of potential delisting, would also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of the offered securities, decrease securities analysts' coverage of us or diminish investor, supplier and employee confidence.

We are a "controlled company" within the meaning of the rules of NASDAQ and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. Our stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        We are a "controlled company" within the meaning of the rules of NASDAQ and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. Our stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        Under NASDAQ rules, a company which has more than 50% of the voting power held by an individual, group or another company is a "controlled company." Everest Hill Group controls a majority of the voting power of our outstanding Common Stock. As a result, we qualify as a "controlled company" within the meaning of the corporate governance standards of NASDAQ. We rely on the exemptions from certain NASDAQ corporate governance requirements. Our stockholders will not have the same protections afforded to stockholders of companies that are subject to those NASDAQ requirements.

        We currently elect to comply with certain corporate governance requirements, including maintaining a majority of independent directors on our Board; however, we may in the future decide not to have a majority of independent directors and not to have our nominating and compensation committees consist entirely of independent directors. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

There can be no assurance that we will ever provide liquidity to our investors through a sale of our company.

        While acquisitions of companies like ours are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our company will take place following this offering, or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for our investors following this offering. You should not invest in our Company with the expectation that we will be able to sell the business in order to provide liquidity or a profit for our investors.

Reports published by analysts, including projections in those reports that exceed our actual results, could adversely affect our common stock price and trading volume.

        We currently expect that securities research analysts, including those affiliated with our underwriters, will publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price for our stock and the trading volume could be adversely affected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Any statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are "forward-looking statements" within the meaning of Section 27A of the Securities Act and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as "anticipate," "expect," "suggests," "plan," "believe," "intend," "estimates," "targets," "projects," "should," "could," "would," "may," "will," "forecast," "target" and other similar expressions. These forward-looking statements are contained throughout this prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Capitalization" and "Business." We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections, including:

  •
  risks associated with our international operations;

  •
  significant movements in foreign currency exchange rates;

  •
  changes in the general economy, as well as the cyclical nature of our markets;

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  availability and cost of raw materials, parts and components used in our products;

  •
  the competitive environment in the areas of our planned industrial activities;

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  our ability to identify, finance, acquire and successfully integrate attractive acquisition targets;

  •
  our expected earnings;

  •
  the amount of and our ability to estimate known and unknown liabilities;

  •
  material disruption at any of our significant manufacturing facilities;

  •
  the solvency of our insurers and the likelihood of their payment for losses;

  •
  our ability to manage and grow our business and execution of our business and growth strategies;

  •
  our ability and the ability our customers to access required capital at a reasonable costs;

  •
  our ability to expand our business in our targeted markets;

  •
  the level of capital investment and expenditures by our customers in our strategic markets;

  •
  our financial performance;

  •
  our ability to identify, address and remediate any material weakness in our internal control over financial reporting;

  •
  our ability to achieve or maintain credit ratings and the impact on our funding costs and competitive position if we do not do so;

  •
  concentration of sales among a limited number of customers or distributors;

  •
  changes in technology;

  •
  our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments;

  •
  industry competition and the ability to retain customers through product innovation, introduction and marketing;

  •
  risks associated with our sales through channel partners;

  •
  possible production disruptions due to supplier or contract manufacturer bankruptcy, reorganization or restructuring;

  •
  the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; and

  •
  other risk factors as disclosed in this prospectus.

        Other unknown or unpredictable factors could also cause actual results to differ materially from those in any forward-looking statement or projection. Due to such uncertainties and risks, you should be cautioned not to place undue reliance on any forward-looking statements or projections, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise forward-looking statements or projections, whether as a result of new information, future events or otherwise, except to the extent legally required. Nothing contained in this prospectus shall be deemed to be a forecast, projection or estimate of the future financial performance of our Company or any of its subsidiaries, unless otherwise expressly stated.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of common stock offered by us will be approximately $            , after deducting underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed public offering price of $            per share, which was the closing price of our common stock on                    , 2014, as reported by NASDAQ. A $1.00 increase (decrease) in the initial public offering price of $            per share would increase (decrease) our net proceeds from this offering by approximately $             million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase            additional shares of our common stock in full, we estimate that the net proceeds we receive from this offering will be approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We may be required to use a portion of the net proceeds from this offering for the repayment of debt under our Citizens Senior Credit Facility and our McLarty Subordinated Credit Facility which we incurred to finance our acquisitions of ATC, Thixoforming, Kecy and Munson, depending upon our pro forma leverage ratio at the time of the closing of the offering. We intend to use the remaining net proceeds from this offering, if any, for general corporate purposes, which may include working capital, product development, marketing activities, expanding our internal sales organization and further developing sales channels and other capital expenditures, such as additional metal 3D printers. We may also use any remaining net proceeds for the acquisition of, or investment in, businesses, products, technologies or other assets that complement our business, although we have no present commitments or agreements to enter into any material acquisitions or investments. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds from this offering or the amounts that we will actually spend on the uses set forth above. The uses, amounts and timing of our actual expenditures will depend on numerous factors. Accordingly, we will retain broad discretion over the use of any remaining proceeds from this offering.

        The Company's borrowings under the Citizens Senior Credit Facility may be made as Base Rate Loans or Eurocurrency Rate Loans. The Base Rate loans will bear interest at the fluctuating rate per annum equal to (i) the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) Citizens own prime rate; and (c) the adjusted Eurodollar rate on such day for an interest period of one (1) month plus 1.00%; and (ii) plus the Applicable Rate, as described below. Eurodollar Rate Loans will bear interest at the rate per annum equal to (i) the ICE Benchmark Administration LIBOR Rate; plus (ii) the following Applicable Rate: (i) 3.00% with respect to Base Rate Loans and (ii) 4.00% with respect to Eurodollar Rate Loans, in each case until December 31, 2014, and thereafter the Applicable Rate will be adjusted quarterly responsive to the Company's total leverage ratio, in a range of 1.50% to 3.00% for Base Rate Loans, and 2.50% to 4.00% for Eurodollar Rate Loans. The Citizens Senior Credit Facility matures on April 7, 2019.

        The Company's $20.0 million subordinated term loan borrowed under the McLarty Subordinated Credit Agreement bears interest at the rate of 11% per annum and matures on November 10, 2019.

 DIVIDEND POLICY

        We have never declared cash dividends on our equity securities, and currently do not plan to declare cash dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board of Directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board of Directors.

 MARKET PRICE OF OUR COMMON STOCK

        Since April 10, 2007, our common stock has traded on NASDAQ under the symbol "ARCW". Prior to that date, our common stock traded on over-the-counter quotation systems since 1999. Because trading in our shares is limited, prices can be highly volatile.

        The table below presents the high and low sales prices of our common stock on NASDAQ during each of the quarters in the past two fiscal years. The common stock prices from May 1, 2014 and prior periods have been adjusted to give effect to (i) our 1-to-1.95 reverse stock split on August 7, 2012 and (ii) our 1.5-to-1 stock dividend paid on May 1, 2014.

	Common Stock Sales Price
	High	Low
Quarter Ending:
September 30, 2014	$25.00	$12.50
June 30, 2014	$18.91	$12.05
March 31, 2014	$13.96	$8.31
December 31, 2013	$17.49	$2.46
September 30, 2013	$2.58	$1.86
June 30, 2013	$2.38	$1.86
March 31, 2013	$2.80	$2.07
December 31, 2012	$3.43	$1.84
September 30, 2012	$3.43	$1.72

        On                , 2014, the closing sale price for our common stock on NASDAQ was $            and we had            shareholders of record.

 CAPITALIZATION

        The following table presents a summary of our cash, cash equivalents, short-term investments and capitalization as of September 28, 2014 (the end of our first quarter for the fiscal year June 30, 2015):

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the debt refinancing transactions completed on November 10, 2014;

  •
  on an adjusted basis to give effect to (i) the issuance and sale by us of            shares of our common stock, based on an assumed public offering price of $            per share, the closing price of our common stock on            , 2014, as reported by NASDAQ, (ii) our receipt of the estimated net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) our possible use of a portion of the estimated net proceeds to repay outstanding debt under the Citizens Senior Credit Facility and the McLarty Subordinated Credit Facility, with the remainder of the net proceeds, if any, treated as an increase in cash pending its use.

        All references to share numbers below give effect to our 1.5-to-1 stock dividend paid on May 1, 2014. You should read the following table in conjunction with "Use of Proceeds" and the financial statements and the related notes thereto included in this prospectus or incorporated by reference herein.

	As of September 28, 2014
	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)
Cash and cash equivalents	$7,312	$7,312	$
Total debt	$80,385	$81,302	$
Stockholders' equity
Preferred stock 2,000,000 shares authorized, no par value; no shares issued and outstanding (unaudited and as adjusted)	$—	$—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 15,088,522 shares issued and 15,080,121 shares issued and outstanding (actual) ; shares issued and outstanding (as adjusted). Treasury Stock, at cost; 8,401 shares at September 28, 2014. Additional paid in capital.	$14,202	$14,202	$
Retained earnings	$16,319	$16,319	$
Total stockholders' equity	$31,573	$31,573	$

Total capitalization	$119,270	$120,187	$

(1)
Pro forma to give effect to the issuance by us of $20.0 million from the McLarty Subordinated Credit Facility and the use of proceeds to repay certain of the Citizens Senior Credit Facility on November 10, 2014.

(2)
A $1.00 increase (decrease) in the assumed public offering price of $            per share would increase (decrease) each of as adjusted cash and cash equivalents and short-term investments, stockholders' equity and total capitalization by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and our possible use of a portion of the estimated net proceeds to repay outstanding debt under the Citizens Senior Credit Facility and the McLarty Subordinated Credit Facility.

DESCRIPTION OF COMMON STOCK

        We are authorized to issue 252,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock, par value $.0005 per share, and 2,000,000 shares of preferred stock, par value of $.001 per share. As of the date of this prospectus, we have 15,080,121 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

        All references to share numbers in this prospectus give effect to our stock dividend paid on May 1, 2014, pursuant to which each stockholder of our Company on the record date received one-and-one-half (1.5) additional shares of our common stock for each one (1) share of common stock held as of the close of business on the record date. Holders of fractions of shares of our common stock received a proportional fractional number of shares.

        Our Board of Directors authorized the repurchase of up to $250,000 of our common stock on October 9, 2013. The stock repurchase program does not obligate us to acquire any particular amount of stock. It also does not have an expiration date and may be limited or terminated at any time without notice. In the second quarter of fiscal year 2014, we repurchased 8,096 shares as treasury stock and accounted for these shares using the Cost Method. At June 30, 2013 we had 305 shares of treasury stock. As of the date of this prospectus, we hold a total of 8,401 shares of our common stock as treasury stock. We will not be purchasing any shares of our common stock during the period of any offers and sales under this prospectus.

        The holders of our common stock:

  •
  have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

  •
  do not have cumulative voting rights;

  •
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

  •
  do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

        All shares of common stock now issued and outstanding are fully paid for and non-assessable. The full scope of the terms, rights and liabilities holders of our securities possess are set forth in our Company's Articles of Incorporation, Bylaws and the applicable statutes of the State of Utah.

 SHARES ELIGIBLE FOR FUTURE SALES

        As of the date of this prospectus, we have 250,000,000 shares of common stock authorized and            shares of common stock issued and outstanding before giving effect to the issuance of all shares offered under this prospectus. Assuming the sale of all shares offered under this prospectus, we will have             shares of common stock issued and outstanding. Following the offering, approximately      % of our shares of common stock will be held by the public. Generally, the balance of our outstanding common stock not held by the public will be "restricted securities" within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be "restricted securities" under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act.

Lock-Up Agreements

        In connection with this offering, we, our directors, our officers and stockholders beneficially owning more than 10% of our shares of common stock outstanding as of            , 2014 have agreed with the underwriters pursuant to lock-up agreements, dated    , 2014, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Brean Capital and            , the representatives of the underwriters. The representatives of the underwriters have advised us that they have no current intent or arrangement to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. The lock-up agreements do not contain any pre-established conditions to the waiver by the underwriters or their representatives of any terms of the lock-up agreements.

Rule 144

        In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the consummation of this offering, a person (or persons whose common stock is required to be aggregated) who is an affiliate and who has beneficially owned our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares then outstanding; or (ii) the average weekly trading volume in our shares on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

        Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An "affiliate" is a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

        Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months (including the holding period of any prior owner other than an affiliate), would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their common stock, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

        The Company has no shares eligible for sale in reliance under Rule 701.

Registration Rights

        The Company has no agreements granting registration rights to any holders of the Company's issued and outstanding stock.

 PROPERTIES

        Our principal offices are located at the QMT and FloMet headquarters at 810 Flightline Blvd. in Deland, Florida 32724 where a 40,000 square foot facility houses office space as well as engineering, tooling, mixing, molding, debinding, sintering, secondary operations and quality assurance all under one roof, offering a fully-integrated solution for complex small metal component needs.

        AFT's US-MIM Division owned facility, located in Firestone, Colorado, consists of 105,000 square feet under roof and is equipped with state of the art machinery for the manufacture of MIM components. Highly sophisticated automation and controls are utilized, enabling high volume product flow with minimal interruption.

        AFT-Hungary owned facility, located in Retsag, Hungary consists of a total of 70,000 square feet under roof and is similarly equipped as the US-MIM Division.

        TeknaSeal leases 8,000 square feet of space located in Minneapolis, Minnesota, where office space and equipment used in the hermetic and other sealing production process is located.

        General Flange and Forge leases a 24,000 square feet pace in Huntington Valley, Pennsylvania where office and warehouse space is located.

        ATC leases approximately 34,000 square feet of space located in Longmont, Colorado where office space and equipment principally used in plastic injection molding and specialized tool making is located.

        Kecy owns approximately 84,000 square feet of space located in Hudson, Michigan and leases approximately 94,000 square feet of space in Wauseon, Ohio. Office space and equipment principally used in metal stamping applications are located at these locations.

        Thixoforming owns approximately 23,000 square feet of space located in Longmont, Colorado where office space and equipment principally used in magnesium injection molding is located.

        The leases expire at various times subject to certain renewal options. We believe that our facilities are well-maintained and are sufficient to meet our current and projected needs.

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement, among us and Brean Capital, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Brean Capital, LLC

Total

        The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

        The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

        The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $            per share of common stock. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $            per share of common stock to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

        The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

        We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            . We have also agreed to reimburse the underwriters for up to $            for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Listing

        Our common stock is listed on NASDAQ under the trading symbol "ARCW."

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of            shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter's initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

        We, our officers, directors and certain holders of our outstanding capital stock have agreed, subject to specified exceptions, not to directly or indirectly:

  •
  sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-l(h) under the Exchange Act, as amended, or

  •
  otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

  •
  publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Brean Capital.

        This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus. This restriction does not apply to the offer and sale of shares of common stock by us. Further, subject to certain exceptions, in the event that either:

  •
  during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

  •
  prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Brean Capital waives, in writing, such an extension.

        Brean Capital may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

        The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

        "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

        "Naked" short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

        A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter's purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

        None of we or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

        The underwriters may also engage in passive market making transactions in our common stock on NASDAQ in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

        A prospectus in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

        The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 CONFLICT OF INTEREST

        Our majority stockholder, Everest Hill Group, which will own approximately        % of the Company following the completion of this offering, also owns a minority interest in Brean Capital, an underwriter for this offering. . In addition, Everest Hill Group has a business relationship with McLarty, with whom we have entered into the McLarty Subordinated Credit Facility, through Jason T. Young, our Chairman and Chief Executive Officer, in his capacity as a partner in an investment manager which serves as the advisor to a fund which has an economic interest in McLarty. Because we, McLarty and Brean Capital may be deemed to be under common control, a "conflict of interest" is deemed to exist within the meaning of FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121,             has agreed to act as the qualified independent underwriter for the offering. In that role,             has participated in the preparation of this prospectus and the registration statement of which this prospectus forms a part and has exercised its usual standards of due diligence with respect thereto. In addition, in accordance with FINRA Rule 5121, Brean Capital will not sell our common stock to a discretionary account without receiving written approval from the account holder.

NOTICE TO INVESTORS

Australia

        This prospectus is not a disclosure document for the purposes of Australia's Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

        You confirm and warrant that you are either:

  •
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  •
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

  •
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act.

        To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

        You warrant and agree that you will not offer any of the ordinary shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those ordinary shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each referred to herein as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to herein as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member

State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

  •
  to any legal entity which is a "qualified investor" as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Hong Kong

        No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

        This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

        The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore.

        Accordingly, this prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

        Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

  •
  to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

  •
  where no consideration is given for the transfer; or

  •
  where the transfer is by operation of law.

Switzerland

        The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

        This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

LEGAL MATTERS

        Jones Waldo Holbrook & McDonough, PC, our Utah legal counsel, will render a legal opinion as to the validity of the shares of common stock offered hereby. Wuersch & Gering LLP represents the Company in connection with this offering. Covington & Burling LLP, New York, New York, is acting as counsel to the underwriters in connection with this offering.

EXPERTS

        The audited financial statements as of and for the fiscal year ended June 30, 2013 incorporated in this prospectus by reference to the 2014 Annual Report on Form 10-K, has been audited by Hein & Associates LLP, independent certified public accountants, as stated in their report incorporated by reference herein, and is incorporated herein in reliance of such report given upon the authority of said firm as experts in auditing and accounting.

        The audited financial statements as of and for the year ended June 30, 2014 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 pursuant to the Securities Act, covering the common stock being offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

        You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of these documents at prescribed rates from the Public Reference Room of the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect the registration statement and the exhibits and schedules to the registration statement on this web site. The information contained on the SEC's website is not incorporated by reference into this prospectus.

        We are subject to the reporting requirements of the Exchange Act and, accordingly, we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above.

 INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

        The rules of the SEC allow us to "incorporate by reference" information that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the SEC on November 12, 2014;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 28, 2014, filed with the SEC on November 12, 2014;

  •
  our amended Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 28, 2014; and

  •
  our Current Reports on Form 8-K, filed with the SEC on September 8, 2014, September 12, 2014, November 12, 2014 (Items 1.01, 8.01 and 9.01) and November 12, 2014 (excluding any items "furnished" in such reports under Items 7.01 and 9.01).

        We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of these filings at no cost, upon written or oral request at the following address or telephone number:

ARC Group Worldwide, Inc.
Attention: Jason T. Young, Chairman and CEO
810 Flightline Blvd.
Deland, FL 32724
(303) 467-5236

        Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

3,000,000 Shares of Common Stock

ARC Group Worldwide, Inc.

PROSPECTUS

Book-Running Manager

Brean Capital

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The expenses (other than underwriting discounts and expenses) payable by us in connection with this offering are as follows:

SEC registration fee	$
FINRA fee	$
NASDAQ listing fee	$
Printing and mailing expenses	$
Accounting fees and expenses	$
Legal fees and expenses	$
Transfer agent fees and expenses	$
Accountable road show expenses	$
Miscellaneous	$
Total expenses	$

        All expenses are estimated except for the SEC fee, the FINRA fee and the NASDAQ listing fee.

Item 14.    Indemnification of Directors and Officers

        Article IX of the Company's Amended and Restated Articles of Incorporation include a provision authorized under Section 16-10a-841 of the Utah Revised Business Corporations Act (the "Utah Act") providing for the indemnification of the Company's officers, directors and employees for actions taken in such capacities, subject to certain limitations. Section 16-10a-841 of the Utah Act states that a corporation may eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for:

  (a)
  the amount of a financial benefit received by a director to which he is not entitled;

  (b)
  an intentional infliction of harm on the corporation or the shareholders;

  (c)
  a violation of Section 16-10a-842 of the Utah Act, concerning unauthorized distributions; or

  (d)
  an intentional violation of criminal law.

        Article IX of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including all appeals (other than an action, suit or proceeding by or in the right of the Company) by reason of the fact that he was or is a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, decrees, fines, penalties and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit of proceeding, if he acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

        Article VI of the Company's Bylaws also provides for the indemnification of officers, directors, employees and fiduciaries and agents of the Company if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed that his conduct was in, or not opposed to, the Company's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made with respect to any claim, issue or matter in connection with a proceeding by or in the right of the Company in which the person seeking indemnification was adjudged liable to the Company or in connection with any other proceeding charging that the person seeking indemnification derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Officers, directors, employees and fiduciaries and agents of the Company may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction for mandatory indemnification under the Bylaws, including indemnification for reasonable expenses incurred to obtain court-ordered indemnification. Indemnified parties may seek reasonable expenses (including attorneys' fees) incurred in defending an action, suit or proceeding. For indemnified persons other than directors, the Company may also indemnify and advance expenses to them if they are not directors of the Company to a greater extent than is provided in the bylaws, if not inconsistent with public policy, and if provided for in the Company's Articles of Incorporation, by general or specific action of its Board of Directors, or by contract.

        Under Section 16-10a-902 of the Utah Act, a corporation may indemnify a past or present director against liability incurred in a proceeding if (1) the director conducted himself in good faith, (2) the director reasonably believed that his conduct was in, or not opposed to, the corporation's best interest, and (3) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; provided, however, that a corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation, or (ii) in connection with any other proceeding charging improper personal benefit to him in which he is adjudged liable on the basis that personal benefit was improperly received by him.

        In addition, pursuant to Section 16-10a-903 of the Utah Act, unless limited by the articles of incorporation, a corporation is required to indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he is a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding. Section 16-10a-907 extends similar rights of indemnification and advancement of expenses to officers of the corporation, as well as employees, fiduciaries and agents.

        Under 16-10a-905 of the Utah Act, an officer is entitled to the benefit of the same indemnification provisions as apply to directors, but in addition a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation's articles of incorporation, the corporation's bylaws, general or specific action of the board of directors, or contract. Unless the corporation's articles of incorporation provide otherwise, Section 16-10a-905 of the Utah Act permits a court in certain circumstances to order the payment of indemnification to a director, whether or not he met the applicable standard of conduct, if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

        On August 8, 2012, the Company acquired all of the membership interests of QMT. The Company issued an aggregate of 10,074,250 shares of the Company's common stock to members of QMT (such amount giving effect to the 1.5-to-1 stock dividend subsequently paid by the Company on May 1, 2014). These shares were issued pursuant to the exemption provided by Regulation D under the Securities Act, as amended (each individual and entity which received shares was an "accredited investor" as defined in Section 501 of Regulation D).

        On August 8, 2012, pursuant to the terms of the AFT Acquisition, $17.6 million of the $40.6 million net purchase price was paid by issuance of the Subordinated Note to Precision Castparts. Under the terms of the Subordinated Note, Precision Castparts had the right to convert the Subordinated Note into newly issued shares of the Company's common stock at a conversion price equal to the 30-day average trading value per share of the Company's common stock immediately preceding conversion. The Subordinated Note was redeemed in cash on April 7, 2014 and no shares of Company common stock were issued.

        On August 19, 2013, the Company issued an equity grant of 363,640 shares of common stock (giving effect to the 1.5-to-1 stock dividend subsequently paid by the Company on May 1, 2014) to Jason Young as inducement for Jason Young to accept reappointment as Chief Executive Officer of the Company (the "Stock Grant"). The Compensation Committee concluded that the value date of the Stock Grant would be determined by reference to the closing quoted price of the Company's common stock on NASDAQ on the immediately preceding trading day, August 16, 2013, which was $1.93 per share (such price giving effect to the Company's stock dividend paid on May 1, 2014). The Stock Grant was ratified by vote of the Company's shareholders at the annual meeting of shareholders held on November 25, 2013. The issuance of the Stock Grant shares without registration under the Securities Act of 1933, as amended (the "Securities Act"), was made pursuant to the exemption provided Section 4(2) thereunder.

        Pursuant to the terms of the ATC Membership Interest Purchase Agreement, dated April 7, 2014 (the "MIPA"), the Company acquired all of the membership interests of ATC for cash, subject to a 10% purchase price holdback to cover working capital adjustments and indemnification obligations of the sellers thereto. The sellers of ATC have permitted the Company to maintain the 10% purchase price holdback in the form of shares of Company common stock for the duration of the one year escrow period specified in the MIPA and subject to the terms of an Escrow Agreement executed in connection therewith. On April 7, 2104, the Company issued 233,788 shares of common stock (giving effect to the 1.5-to-1 stock dividend subsequently paid by the Company on May 1, 2014) to Wuersch & Gering, LLP (the "Escrow Agent"), to hold all such shares in accordance with the terms and conditions of the MIPA and the Escrow Agreement (the "ATC Escrow Shares"). In the event any balance remains in respect of the purchase price escrow at the end of the escrow period, the Company plans to cancel and terminate the ATC Escrow Shares and pay such balance to the ATC sellers in cash. If the Company is unable to disburse any cash balance remaining in respect of the purchase price escrow to the ATC sellers, then the Escrow Agent will release the ATC Escrow Shares to the ATC sellers. The issuance of the ATC Escrow Shares without registration under the Securities Act was made pursuant to the exemption provided by Section 4(2) thereunder.

        Pursuant to the terms of the Asset Purchase Agreement, dated as of June 25, 2014, by and among Kecy Corporation Munson, the Company and its subsidiary AMS (the "APA"), the Company acquired substantially all of the assets of Kecy Corporation and Munson for cash, subject to a 10% purchase price holdback to cover working capital adjustments and indemnification obligations of the sellers thereto. The Company issued 172,450 shares of Company common stock to the Escrow Agent in connection therewith (the "Kecy Escrow Shares"). The Kecy Escrow Shares will be held in escrow by the Escrow Agent for a period of 18 months from the date of the APA. In the event any balance remains in respect of the purchase price escrow at the end of the escrow period, the Company plans to cancel and terminate the Kecy Escrow Shares and pay such balance to the Kecy sellers in cash. If the Company is unable to disburse any cash balance remaining in respect of the purchase price escrow to the Kecy sellers, then the Escrow Agent will release the Kecy Escrow Shares to the Kecy sellers. The issuance of the Kecy Escrow Shares without registration under the Securities Act was made pursuant to the exemption provided by Section 4(2) thereunder.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1	Form of Underwriting Agreement+
3.1
Amended and Restated Articles of Incorporation dated October 11, 2000, incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-KSB for the period ended December 31, 2000, filed on April 2, 2001.
3.2
Bylaws of the Company as amended and restated on March 25, 1998, incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-KSB for the period ended December 31, 1997, filed on March 31, 1998.
3.3
Amended and Restated Articles of Incorporation dated August 7, 2012, incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the period ended June 30, 2013, filed on October 4, 2013.
5.1	Opinion of Jones Waldo Holbrook & McDonough, PC+
10.21
Lock Up Agreement, by and between the Company and Jason T. Young, dated as of September 3, 2013, incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the period ended June 30, 2013, filed on October 4, 2013.
10.23
Loan Termination, by and between the Company, FloMet LLC and Robert L. Marten, dated as of September 25, 2013, incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the period ended June 30, 2013, filed on October 4, 2013.
10.26
Membership Interest Purchase Agreement, by and among Nigel Sutton, Gregory Curtis, Frank Ferree, Dermot Rafferty and the Company, dated as of April 7, 2014, incorporated by reference to Exhibit 10.26 to the Company's Current Report on Form 8-K, filed on April 11, 2014.
10.27
Escrow Agreement, by and among the Company, Nigel Sutton, Gregory Curtis, Frank Ferree and Dermot Rafferty, dated as of April 7, 2014, incorporated by reference to Exhibit 10.27 to the Company's Current Report on Form 8-K, filed on April 11, 2014.
10.28
Assignment Agreement, among the Company, 3D Material Technologies, LLC, Advance Tooling Concepts, LLC and Advanced Forming Technology, Inc., dated as of April 7, 2014, incorporated by reference to Exhibit 10.28 to the Company's Current Report on Form 8-K, filed on April 11, 2014.
10.29
Purchase Agreement among Precision Castparts Corp., Thixoforming LLC and Advanced Forming Technology, Inc., dated as of April 7, 2014, incorporated by reference to Exhibit 10.29 to the Company's Current Report on Form 8-K, filed on April 11, 2014.*
10.30
Credit Agreement, among the Company, Advanced Forming Technology, Inc. ARC Wireless, Inc., Flomet LLC, General Flange & Forge LLC, TeknaSeal LLC, 3D Material Technologies, LLC, RBS Citizens, N.A. and Capital One National Association, dated as of April 7, 2014, incorporated by reference to Exhibit 10.30 to the Company's Current Report on Form 8-K, filed on April 11, 2014.

Exhibit Number	Description
10.31	Guarantee and Collateral Agreement, among the Company, Advanced Forming Technology, Inc. ARC Wireless, Inc., Flomet LLC, General Flange & Forge LLC, TeknaSeal LLC, 3D Material Technologies, LLC and RBS Citizens, N.A., dated as of April 7, 2014, incorporated by reference to Exhibit 10.31 to the Company's Current Report on Form 8-K, filed on April 11, 2014.
10.32
First Amendment to Credit Agreement, by and among ARC Group Worldwide, Inc., RBS Citizens, N.A., Capital One, National Association, TD Bank, N.A., Advanced Forming Technology, Inc., ARC Wireless, Inc., FloMet LLC, General Flange & Forge LLC, Tekna Seal LLC, 3D Material Technologies, LLC, ARC Wireless, LLC, Thixoforming LLC, ARC Metal Stamping, LLC, Advance Tooling Concepts, LLC, and Quadrant Metals Technologies LLC, dated as of June 25, 2014, incorporated by reference to Exhibit 10.32 to the Company's Current Report on Form 8-K, filed on June 27, 2014.
10.33
Guarantee and Collateral Agreement Supplement, made by ARC Metal Stamping, LLC in favor of RBS Citizens, N.A., dated as of June 25, 2014, incorporated by reference to Exhibit 10.33 to the Company's Current Report on Form 8-K, filed on June 27, 2014.
10.34
Asset Purchase Agreement, by and among Kecy Corporation, 4111 Munson Holding, LLC, ARC Metal Stamping, LLC and ARC Group Worldwide, Inc., dated as of June 25, 2014, incorporated by reference to Exhibit 10.34 to the Company's Current Report on Form 8-K, filed on June 27, 2014.
10.35
Escrow Agreement, by and among ARC Metal Stamping, LLC, ARC Group Worldwide, Inc., Kecy Corporation and Wuersch & Gering LLP, dated as of June 25, 2014, incorporated by reference to Exhibit 10.35 to the Company's Current Report on Form 8-K, filed on June 27, 2014.
10.36
Lease Agreement, between 447 Walnut, LLC and ARC Metal Stamping, LLC, dated as of June 25, 2014, incorporated by reference to Exhibit 10.36 to the Company's Current Report on Form 8-K, filed on June 27, 2014.
10.37
Transition Services Agreement, by and between Moore & Associates Sales Company and ARC Metal Stamping, LLC, dated June 25, 2014, incorporated by reference to Exhibit 10.37 to the Company's Current Report on Form 8-K, filed on June 27, 2014.
10.38
Amended and Restated Credit Agreement, among the Company, Advanced Forming Technology, Inc. ARC Wireless, Inc., Flomet LLC, General Flange & Forge LLC, TeknaSeal LLC, 3D Material Technologies, LLC, Quadrant Metals Technologies LLC, Citizens Bank, N.A. and Capital One National Association, dated as of November 10, 2014, incorporated by reference to Exhibit 10.38 to the Company's Current Report on Form 8-K, filed on November 12, 2014.
10.39
Credit Agreement, among the Company, Advanced Forming Technology, Inc. ARC Wireless, Inc., Flomet LLC, General Flange & Forge LLC, TeknaSeal LLC, 3D Material Technologies, LLC, Quadrant Metals Technologies LLC, and McLarty Capital Partners SBIC, L.P., dated as of November 10, 2014, incorporated by reference to Exhibit 10.39 to the Company's Current Report on Form 8-K, filed on November 12, 2014.
16.1	Letter regarding Change in Certifying Accountant, dated April 16, 2014, incorporated by reference to Exhibit 16.1 to the Company's Current Report on Form 8-K, filed on April 16, 2014.

Exhibit Number	Description
21.1	Subsidiaries of the Registrant.
23.1	Consent of Jones Waldo Holbrook & McDonough, PC (included in Exhibit 5.1).+
23.2	Consent of Hein & Associates LLP.
23.3	Consent of Grant Thornton LLP
24.1	Powers of Attorney (included in the signature page to this Registration Statement)
99.1	FloMet LLC Incentive Plan, incorporated by reference to Exhibit 99.1 to the Company's Annual Report on Form 10-K for the period ended June 30, 2013, filed on October 4, 2013.
101.INS	XBRL Instance Document+
101.SCH	XBRL Taxonomy Schema+
101.CAL	XBRL Taxonomy Calculation Linkbase+
101.DEF	XBRL Taxonomy Definition Linkbase+
101.LAB	XBRL Taxonomy Label Linkbase+
101.PRE	XBRL Taxonomy Presentation Linkbase+

+
To be filed by amendment.

*
Portions of the exhibit marked with an asterisk have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment. The complete version of such exhibit was re-filed as Exhibit 10.29 with the Company's Form 10-K for the fiscal year ended June 30, 2014 filed with the SEC on November 12, 2014.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registrant statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 1st day of December, 2014.

ARC GROUP WORLDWIDE, INC.
By:	/s/ JASON T. YOUNG Jason T. Young Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Jason T. Young and Drew M. Kelley, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ JASON T. YOUNG Jason T. Young	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 1, 2014
/s/ DREW M. KELLEY Drew M. Kelley	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 1, 2014
/s/ GREGORY D. WALLIS Gregory D. Wallis	Director	December 1, 2014

Signature	Title	Date

/s/ EDDIE W. NEELY Eddie W. Neely	Director	December 1, 2014
/s/ TODD A. GRIMM Todd A. Grimm	Director	December 1, 2014